Exhibit 1

Annual Information Form

MAGNA INTERNATIONAL INC.

March 28, 2019

Exhibit 1 Annual Information Form MAGNA INTERNATIONAL INC. March 28, 2019

Annual Information Form

4	Corporate Structure

4	About Magna

6	Our Industry

8	Our Business & Strategy

15	Risk Factors

21	Description of the Business

32	Innovation and Research & Development

34	Capital Structure, Financings & Credit Ratings

38	Directors & Executive Officers

41	Legal Proceedings

41	Other Information

42	Schedules

45	Appendix – Sustainability Report 2018

IMPORTANT INFORMATION ABOUT THIS DOCUMENT

This Annual Information Form (“AIF”) provides information about Magna International Inc. (“Magna”), including its industry, corporate structure, strategy, risk factors relating to its business and operations, products and services, sustainability activities, and other information related to its business activities.

Readers should note that in this AIF:

●	we use the terms “you” and “your” to refer to the shareholder, while “we”, “us”, “our”, “Company” and “Magna” refer to Magna International Inc. and, where applicable, its subsidiaries.

●	we use the term “Executive Management” to refer to our Chief Executive Officer, together with all other corporate Executive Vice-Presidents.

●	we use the term Operating Group management to refer to our management within each of the product capabilities described in this AIF in “Section 6 – Description of the Business – Products & Services”.

●	all amounts are presented in U.S. dollars, unless we have stated otherwise.

●	a reference to “fiscal year” is a reference to the fiscal or financial year from January 1 to December 31 of the year stated.
●	sales figures disclosed have been prepared in accordance with United States Generally Accepted Accounting Principles (U.S. GAAP).

●	where we have referred to specific customers or competitors, the reference includes the customers’ operating divisions and subsidiaries, unless otherwise stated.

●	manufacturing operations, product development, engineering and sales (“PDE&S”) centres and employee figures include certain equity-accounted operations.

●	references to our “Circular” refer to our Management Information Circular/Proxy Statement dated March 28, 2019 for our 2019 Annual Meeting of Shareholders to be held on May 9, 2019 (the “Meeting”).

●	information is current as of March 22, 2019, unless otherwise stated.

FORWARD-LOOKING STATEMENTS

We disclose “forward-looking information” or “forward-looking statements” (collectively, “forward-looking statements”) to provide information about management’s current expectations and plans. Such forward-looking statements may not be appropriate for other purposes.

Forward-looking statements may include financial and other projections, as well as statements regarding our future plans, objectives or economic performance, or the assumptions underlying any of the foregoing, and other statements that are not recitations of historical fact. We use words such as “may”, “would”, “could”, “should”, “will”, “likely”, “expect”, “anticipate”, “believe”, “intend”, “plan”, “aim”, “forecast”, “outlook”, “project”, “estimate”, “target” and similar expressions suggesting future outcomes or events to identify forward-looking statements.

Forward-looking statements in this AIF include, but are not limited to, statements relating to:

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implementation of our business strategy, including: strategic initiatives relating to vehicle lightweighting; powertrain electrification, active aerodynamics, autonomous driving systems and smart mobility solutions; the evolution of our product portfolio; and our customer, geographic and innovation/R&D strategies;

•	implementation of our segment-specific strategic initiatives;

•	implementation of our financial strategy, including future returns of capital to our shareholders through dividends and share repurchases; and

•	estimates of future environmental clean-up and remediation costs

Our forward-looking statements are based on information currently available to us, and are based on assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances.

While we believe we have a reasonable basis for making such forward-looking statements, they are not a guarantee of future performance or outcomes. Whether actual results and developments conform to our expectations and predictions is subject to a number of risks, assumptions and uncertainties, many of which are beyond our control, and the effects of which can be difficult to predict, including, without limitation:

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Risks Related to the Automotive Industry

•	economic cyclicality;
•	regional production volume declines;
•	intense competition;
•	potential restrictions on free trade;
•	trade disputes/tariffs;

Customer and Supplier Related Risks

•	concentration of sales with six customers;
•	inability to significantly grow our business with Asian customers;
•	shifts in market shares among vehicles or vehicle segments;
•	shifts in consumer take rates for products we sell;
•	dependence on outsourcing;
•	quarterly sales fluctuations;
•	potential loss of a material purchase order;
•	a deterioration of the financial condition of our supply base;

Manufacturing/Operational Risks

•	product launch risks;
•	operational underperformance;
•	restructuring costs;
•	impairment charges;
•	labour disruptions;
•	supply disruptions;
•	climate change risks;
•	skilled labour attraction/retention;

IT Security Risk

•	IT/Cybersecurity breach;

Pricing Risks

•	pricing risks between time of quote and start of production;
•	price concessions;
•	commodity costs;
•	declines in scrap steel prices;

Warranty/Recall Risks

•	costs to repair or replace defective products;
•	warranty costs that exceed our warranty provision;
•	costs related to a significant recall;

Acquisition Risks

•	competition for strategic acquisition targets;
•	inherent merger and acquisition risks;
•	acquisition integration risk;

Other Business Risks

•	risks related to conducting business through joint ventures;
•	our ability to consistently develop innovative products or processes;
•	our strategic collaboration with Lyft, Inc.;
•	our private equity investment in Lyft and other technology companies;
•	changing business risk profile;
•	risks of conducting business in foreign markets;
•	fluctuations in relative currency values;
•	an increase in our pension funding obligations;
•	tax risks;
•	reduced financial flexibility due to rapidly deteriorating economic conditions;
•	inability to achieve future investment returns that equal or exceed past returns;
•	changes in credit ratings assigned to us;
•	the unpredictability of, and fluctuation in, the trading price of our Common Shares;
•	a reduction or suspension of our dividend;

Legal, Regulatory and Other Risks

•	antitrust risk;
•	legal claims and/or regulatory actions against us;
•	changes in laws; and
•	environmental compliance costs.

In evaluating forward-looking statements or forward-looking information, we caution readers not to place undue reliance on any forward-looking statement, and readers should specifically consider the various factors which could cause actual events or results to differ materially from those indicated by such forward-looking statements, including the risks, assumptions and uncertainties above that are discussed in greater detail in this AIF under “Section 5 – Risk Factors”.

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1. CORPORATE STRUCTURE

ISSUER

Magna was originally incorporated under the laws of the Province of Ontario, Canada on November 16, 1961. Our charter documents currently consist of amended and restated articles of incorporation dated December 31, 2017, which were issued pursuant to the Business Corporations Act (Ontario).

Our registered and head office is located at 337 Magna Drive, Aurora, Ontario, Canada L4G 7K1. Our Common Shares trade on the Toronto Stock Exchange (MG) and the New York Stock Exchange (MGA). For a list of our principal subsidiaries and investments in affiliated companies, please refer to Schedule A.

2. ABOUT MAGNA

OVERVIEW

Magna is a mobility technology company that is helping pave the way to the future with innovative products and processes. We have more than 174,000 entrepreneurial-minded employees and 348 manufacturing operations and 91 PDE&S centres in 28 countries, as follows.

Our operations and Operating Group management are aligned under the following product-oriented operating segments:

• Body Exteriors & Structures • Power & Vision	• Seating Systems • Complete Vehicles

Each of these reporting segments and the underlying product capabilities within each segment are discussed in greater detail in “Section 6 – Description of the Business – Products & Services”.

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OUR CORPORATE CULTURE

At Magna’s foundation is a decentralized, entrepreneurial, fair enterprise culture, the key elements of which are as follows.

Decentralization

We follow a corporate policy of functional and operational decentralization, which we believe increases flexibility, customer responsiveness and productivity.

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Our manufacturing and assembly operations are conducted through “Divisions”, each of which is an autonomous business unit operating within pre-determined guidelines. Each Division is a separate profit centre under the authority of a general manager who has the discretion to determine rates of pay, hours of work and sources of supply, within the framework of our Employee’s Charter, our Global Labour Standards Policy and our Operational Principles (each as described below), as well as our corporate policies.

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Our Operating Group management, which is aligned globally by product area, is responsible for overseeing our Divisions within a product area or product areas, including approval of Division business plans and preparation of Group business plans for presentation to Executive Management. Our Operating Groups are aligned under four reporting segments overseen by members of Executive Management to ensure that the Operating Groups are: taking advantage of cross-Group synergies; sharing research and development; and consistently approaching technology trends that impact their business and our customers.

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Our Executive Management team, led by our CEO, allocates capital, coordinates our mergers and acquisitions and strategic alliances strategy, ensures customer and employee satisfaction and manages succession planning. Executive Management also interfaces with the investment community and is responsible for our long-term strategic planning and future growth, as well as monitoring the performance of Division management of our product areas.

Employee’s Charter & Global Labour Standards Policy

We are committed to operating our business in a way that is based on fairness and concern for our employees. Our Employee’s Charter sets out key principles outlining this commitment. We recently adopted a Global Labour Standards Policy, which further articulates our Fair Enterprise Culture and provides a framework for our commitment to fundamental human rights and international labour relations. See “Appendix – Sustainability Report 2018 – Fairness and Concern for Employees” for a description of our human resource principles, including our Employee’s Charter, as well as the details of our Global Labour Standards Policy and the key commitments that it sets out.

World Class Manufacturing & Our Operational Principles

As part of our efforts to implement World Class Manufacturing in our facilities globally, each facility is required to adhere to a set of Operational Principles that define a set of common goals and recommend tools/business practices in the following areas: Employee Focus; Safe and Healthful Work Environment; Pride in Craftsmanship and Total Quality; Integrity and Respect; Operational Effectiveness; Scrap and Waste Elimination; Operational Availability; Communication; and Recognition and Rewards. The Magna Operational Principles are linked to our MAFACT assessment program (detailed in “Section 6 – Description of the Business – Manufacturing & Engineering”) to allow our operations to continually measure their progress in achieving World Class Manufacturing.

Incentive-Based Management Compensation

We maintain an incentive-based compensation system for management, which directly links short-term incentive compensation to operational performance of an applicable business unit, as measured by profitability. Our approach to executive compensation is described in further detail in the sections of our Circular titled “Compensation and Performance Report” and “Compensation Discussion & Analysis”.

Sustainability

We are committed to being a responsible corporate citizen that conducts business in a legal and ethical manner. We have demonstrated this commitment in a number of ways, including our support of social and charitable causes, our actions to reduce the environmental impact of our operations, our activities to promote a safe and healthful work environment for our employees, our global supply chain management and our comprehensive ethics and legal compliance program. For more details on our sustainability initiatives, see “Appendix – Sustainability Report 2018”.

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3. OUR INDUSTRY

GENERAL

The global automotive industry is a complex and increasingly high-tech industry. Magna is a Tier 1 supplier of automotive parts. Tier 1 automotive suppliers (“Tier 1 Suppliers”) design, engineer and manufacture components, assemblies, systems, subsystems and modules for original equipment manufacturers (“OEMs” or “automobile manufacturers”) of vehicles and light trucks. Tier 1 Suppliers source subcomponents from Tier 2 and other sub-suppliers, which are integrated into the products sold by the Tier 1 Suppliers directly to OEMs.

The global automotive industry is cyclical and is sensitive to a broad range of macroeconomic and political factors. While the global industry had been in the growth phase of a cycle, which began in 2010, production volumes declined in some regions of the world in the second half of 2018 and are forecasted to be relatively level in 2019. Some of the macroeconomic and political factors which currently appear to be having a negative effect on the industry, along with their potential impact on Magna, include, but are not limited to, deteriorating commitment to multilateral trade in some of our key markets; changing economic conditions; and a rising number of nationalist / populist governments. See “Section 4 – Our Business & Strategy – Macroeconomic and Political Trends” for details of how these trends affect Magna and the automotive industry.

AUTOMOTIVE PRODUCTION MARKETS

OEMs have historically built their vehicles primarily in the regions where those vehicles are sold and, as a result, many OEMs have established manufacturing facilities throughout the world. Since OEMs typically use lean manufacturing and supply chain management techniques in their operations, many Tier 1 Supplier facilities are located relatively close to OEM facilities to reduce the cost and risks associated with longer supply chains. See “Section 6 – Description of the Business – Manufacturing & Engineering” for details of Magna’s global manufacturing footprint.

China, Europe, North America, Japan, India and South Korea represent the largest automotive production markets globally, accounting for approximately 89% of vehicles produced globally. China’s approximate 29% share of global production led all markets in 2018. The local demand for vehicles in China, India and other markets outside of North America and Western Europe has increased significantly in recent years. This increasing local demand has helped boost the local automotive industry in these countries and has attracted investments in manufacturing from North American, European and Asian-based automobile manufacturers, through stand-alone investments and/or joint ventures with local partners. There has also been increasing migration of component system and vehicle design, development and engineering to certain of these markets, particularly China.

CUSTOMERS

OEMs produced over 95 million light vehicles in 2018. The top 15 OEMs in 2018, based on light vehicle production, were:

1. Volkswagen Group	9. Groupe PSA
2. Renault-Nissan-Mitsubishi Alliance	10. Daimler AG
3. Toyota Motor Corporation	11. BMW AG
4. Hyundai Motor Group	12. Zhejiang Geely Holding Group
5. General Motors Company	13. SAIC-GM-Wuling Automobile*
6. Ford Motor Company	14. Suzuki Motor Corporation
7. Honda Motor Company	15. Mazda Motor Corporation
8. Fiat Chrysler Automotive

Source: Autoforecast Solutions

*	A joint venture between SAIC Motor, General Motors, and Liuzhou Wuling Motors Co Ltd.

The considerable growth of the Chinese automotive market over the past decade has led to the significant growth of several Chinese OEMs, including SAIC and Geely, as listed above. For a list of our top customers on a consolidated basis and within each reporting segment, see “Section 6 – Description of the Business – Products & Services”.

COMPETITION

The global Tier 1 automotive supply industry is highly competitive, is capital intensive and has high barriers to entry for some product areas. Competition comes primarily from automobile manufacturers and from other automotive suppliers, including ones in which one or more automobile manufacturers may have direct or indirect investments.

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The basis on which automobile manufacturers select automotive suppliers is determined by a number of factors, which may include: price; quality; proprietary technologies; ability to supply products from multiple manufacturing sites in support of global production programs; scope of in-house tooling, manufacturing and engineering capabilities; existing agreements; historical performance; timeliness of delivery; the supplier’s overall relationship with the automobile manufacturer, including service, quality and responsiveness to the customer; financial strength; and other factors. Competition has also intensified as automobile manufacturers continue to increase the number and range of vehicles built from high-volume global platforms.

The number of competitors that are asked by automobile manufacturers to bid on any individual product has been reduced in many cases. We expect further reductions as a result of the increasing preference of automobile manufacturers to deal with fewer suppliers and reward those suppliers with earlier and deeper involvement. However, with the growing importance of electronics in the automotive value chain, a number of electronics and semiconductor companies have entered or expanded their presence in the automotive industry. Additionally, disruptive technology innovators are changing the competitive landscape of the automotive industry through the development of high-value product and service offerings. To take advantage of growing opportunities relating to vehicle electrification, vehicle autonomy and smart mobility, OEMs and certain suppliers are increasingly entering into strategic partnerships, joint ventures or collaborations with technology and software companies. In 2018 we entered into a number of such arrangements, which can be found in “Section 4 – Our Business & Strategy – Our Business Strategy.”

Based on 2017 global automotive parts sales to OEMs, the top 10 Tier 1 Suppliers globally are:

Supplier	Key Automotive Products**	Supplier	Key Automotive Products**
1. Robert Bosch GmbH	Powertrain solutions, chassis systems control, electrical drives, starter motors and generators, car multimedia, electronics, aftermarket products, steering, connected mobility solutions	6. Aisin Seiki Co.*	Powertrain, chassis and vehicle safety systems, body, information and communications technology (ICT) and electronics

2. Denso Corporation*	Thermal systems, powertrain systems, electrification systems, mobility systems, electronic systems	7. Hyundai Mobis*	In-vehicle infotainment (IVI) systems, braking, steering, lamps, safety, suspension, autonomous driving, electrification systems

3. Magna International Inc.	Body and chassis, exteriors, roof systems, powertrain, electronics, mirrors and lighting, mechatronics, seating systems, vehicle engineering and manufacturing	8. Lear Corporation	Seating, electrical distribution systems, electronic modules, related sub-systems, components and software

4. Continental AG	Chassis and safety, interior, powertrain, tires, rubber/plastic products/systems	9. Valeo S.A.	Comfort and driving assistance systems, powertrain systems, thermal systems, visibility systems, aftermarket products and services

5. ZF Friedrichshafen AG	Braking, occupant safety, driveline, steering, electronics, chassis	10. Faurecia S.A.*	Seating, interiors, electrification systems

Source: Automotive News (supplement) (June 25, 2018)

*	OEM subsidiary or OEM investee
**	Key Automotive product descriptions are based on information from each Tier 1 Supplier’s website.

A number of Tier 1 Suppliers can produce some or many of the same types of components, assemblies, modules and systems that we currently produce. Some of our competitors may have greater technical or other resources than we do and some of them may be stronger in markets in which we operate. A list of our key competitors within each product capability in our reporting segments can be found in “Section 6 – Description of the Business – Products & Services”.

Magna’s Competitive Advantage

We believe that we possess a breadth of systems and vehicle integration capabilities and full vehicle competence, which is unmatched by our competitors. In particular, our ability to take a “holistic” view of the vehicle, our broad product capabilities, including our electronics integration capabilities, as well as our extensive vehicle assembly and systems expertise, combined with our strong balance sheet, corporate culture, and other factors, provide us with an important competitive advantage.

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4. OUR BUSINESS & STRATEGY

BUSINESS DRIVERS

Our business and operating results are dependent on the levels of North American, European and Chinese car and light truck production by our customers. OEM vehicle production levels are generally aligned with vehicle sales levels. While we supply systems and components to every major OEM, we do not supply systems and components for every vehicle, nor is the value of our content consistent from one vehicle to the next. As a result, customer and program mix relative to market trends, as well as the value of our content on specific vehicle production programs, are important drivers of our performance. Key factors impacting production volumes, product/customer mix, content and legislative/regulatory trends are listed below.

Growth Driver	Factors Potentially Impacting Growth Driver

Vehicle Production Volumes

• General economic and political conditions

• Vehicles sales levels, which are affected by:

•   General economic conditions

•   Consumer confidence levels / housing, job and stock market trends

•   Vehicle pricing and purchase incentives

•   Interest rates and/or availability of credit

•   Purchase/lease finance rates and availability

•   Fuel prices

•   Relative currency values

• Infrastructure considerations

• Free trade agreements and trade disputes

• Relative currency values

• Commodities prices

• Labour relations considerations

• Regulatory considerations

• Geographic location

Customer and Program Mix

• OEM outsourcing strategy, as well as their supplier preferences and relationships

• Business relations between us and each of our OEM customers

• Our ability to supply products from multiple production locations for global vehicle platforms

• Our capital allocation decisions

• Competitiveness of our products

• Exclusivity of our products due to certain intellectual property rights

Magna Content on Specific Programs or Platforms

• OEM outsourcing strategy and supplier preferences

• Our ability to supply products from multiple production locations for global vehicle platforms

• Our capital allocation decisions

• Technological, visual, haptic and other features/attributes of our products compared to competing products

• Pricing of our products relative to competing products

• Our ability to achieve customers’ efficiency-related price reduction targets over the life of the program

• Perception/reputation for product quality, as well as timeliness of delivery

• Our product engineering capabilities

• Our ability to finance pre-production engineering costs

• Whether we have complete vehicle assembly responsibility

• The scope of our authority relative to the OEM, regarding sourcing of sub-components or products which are incorporated into the systems which we supply

Legislative/regulatory trends promoting sustainability and safety	• Regulatory vigour in mandating higher fuel efficiency, lower carbon emissions or enhanced safety features

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MACROECONOMIC AND POLITICAL TRENDS

The global automotive industry is cyclical and is affected by a broad range of macroeconomic and political factors. While the global industry had been in the growth phase of a cycle, which began in 2010, production volumes declined in some regions of the world in the second half of 2018 and are forecasted to be relatively level in 2019. Some of the macroeconomic and political factors which currently appear to be having a negative effect on the industry, along with their potential impact on Magna, are discussed below.

Macroeconomic and Political Trends	Description	Potential Impact on Magna
Changing economic conditions

• Rising interest rates

• Strengthening U.S. dollar relative to other currencies makes U.S.-made products more expensive, manufacturing outside the U.S. cheaper

• Financial market volatility

• Housing market uncertainty

• Declining consumer confidence levels

• Overall growth in global vehicle production volumes is slowing

• Some vehicles and some markets are experiencing declining growth

• Increasing pricing pressure from OEMs and increasing financial stress on supply base

• Potential impact on Sales growth and on profits

Rising number of nationalist / populist governments

• Deteriorating global commitment to multilateral trade institutions and norms

• Growing pressure on OEMs to localize production of vehicles in markets in which they are sold

• Uncertainty over future of Britain, Italy and Poland in the E.U.

• Planning and investment uncertainty

• Localization of OEM production may result in new opportunities for Magna in markets where we have available capacity

• Localization could also result in duplication of capacity across markets

Deteriorating global commitment to multilateral trade Imposition of tariffs on some goods, such as steel and aluminum, as well as vehicles made in certain markets

• Uncertainty regarding trade between U.S. and certain of its trading partners, including China and the E.U.

• Tariffs on manufacturing inputs, such as steel and aluminum, increase production costs

• Higher manufacturing input costs results in either higher prices for consumers or lower profits for businesses

• OEMs adjusting production strategies to minimize tariff risk

• Disruption of global supply chains

• Higher production costs due to tariffs, but no automatic ability to pass some or all of the cost to the OEM

• Impact on profits

• Changes to OEM manufacturing strategy may require changes to Magna manufacturing strategy

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INDUSTRY TRENDS

The automotive industry continues to be shaped by a number of significant long-term trends, particularly those relating to reduction of the carbon footprint of vehicles and enhancement of driver and passenger safety through advanced electronic features. Key trends and their potential impact on Magna include those discussed below.

Automotive Industry Trends	Description	Potential Impact on Magna
Continuing focus on reducing fuel consumption and CO2 emissions from internal combustion engines	• Environmental and regulatory considerations resulting in push for more efficient, cleaner and smaller-displacement engines	• Continuing opportunities to support OEM customers’ efforts through lightweighting, more efficient powertrains / drivetrains, active aerodynamics

Accelerating demand for electric, hybrid vehicles and investment in vehicle electrification

• Environmental and regulatory considerations driving increased emphasis on electrified powertrains

• Declining diesel sales in Europe with increasing interest in electrified solutions

• Growing proportion of SUVs and CUVs may facilitate increased electrification

• Largest early opportunities expected to be in China

• Significant development and engineering costs for OEMs may drive increased outsourcing to suppliers and increased collaboration among OEMs

• Opportunities to grow Magna content and sales, particularly in drivetrain products

• Strong level of investment required to maintain competitiveness

• Pricing pressure on, and migration of value away from, traditional products in order for OEMs to accommodate cost of battery systems and electrified products

• Increased competition, including from new market entrants providing electrified solutions

• Potential long-term displacement of some mechanical products where there are alternative electrified solutions

Continued growth in demand for vehicle safety features and products	• Driven by stringent safety regulations, growing demand for luxury segment vehicles and the growing focus on vehicle autonomy • Active safety systems lead growth in demand	• Opportunity to grow Magna content and Sales, particularly in ADAS products • Continued investment required as important building blocks for Magna’s autonomous vehicle activities

Increased investment and expenditure on autonomous driving

• Driven by multiple factors, including safety considerations, traffic congestion and rise of “mobility-as-a-service” (“MaaS”) providers

• Significant development and engineering costs for OEMs may drive increased outsourcing to suppliers and increased collaboration among OEMs, or between OEMs and new MaaS providers

• High R&D costs to develop autonomous features wanted by OEMs places pressure on profits

• Uncertainty regarding ability to commercialize new technologies

• Significant competition from established and new market entrants

Growth of new OEMs, particularly in China	• Driven largely by China’s accelerated focus on vehicle electrification • Large number of new OEMs could result in consolidation

• New business opportunities, including powertrain and electronics products, and full vehicle engineering and assembly

• Potential loss of business with traditional OEMs, to the extent new OEMs adversely impact traditional OEMs

• Potential for new partnerships and collaborations

Disruption by new industry entrants offering MaaS

• Growth of ride hailing and ride sharing services in urban areas

• Substitute for individually-owned vehicles, particularly in dense urban centres

• May result in lower production volumes of vehicles from traditional OEMs

• New business opportunities with new type of customers, including for full-vehicle engineering and assembly

• Potential loss of business with traditional OEMs, to the extent MaaS adversely impacts OEMs

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Automotive Industry Trends	Description	Potential Impact on Magna
OEM cooperative alliances	• Joint platform development and cost sharing • Joint purchasing	• Increase in sales, where Magna has strong relationship with lead OEM • Decrease in sales, where Magna has weaker relationship with lead OEM

“Made in China 2025”	• Chinese government plans to increase engineering, development and manufacturing of high-value, high-tech products in China	• Increased localization of engineering, development and manufacturing • Uncertainty regarding whether Chinese domestic companies will be preferred over foreign-owned companies operating in China
Emergence of “new” low-cost automotive manufacturing markets	• “New” low-cost manufacturing markets (e.g. Morocco and Vietnam), which are close to larger established manufacturing markets (France/Spain and China, respectively)	• New assembly and engineering opportunities at lower cost • Various risks of doing business in foreign markets

OUR BUSINESS STRATEGY

Our corporate strategy is driven by our assessment as to the most effective way to achieve long-term growth within the context of the various macroeconomic factors and industry trends shaping the automotive industry and the future of mobility. Key elements of our overall strategy include: product portfolio; customer strategy; geographic footprint; innovation/R&D approach; capital allocation; and talent management, each of which is discussed in more detail below.

Product Portfolio

Our product strategy is centred on our best understanding of future mobility. This represents our Board and Management’s common view regarding the automotive systems and services which will continue to be relevant and valued by OEM customers over the next 20 years. We intend to grow in product areas that are currently generating strong returns on capital and expected to continue to do so over the long-term; and in which we currently maintain, or can achieve, a top-three market position. In addition, we continue to focus on acquisitions that fit our product strategy. We follow a disciplined and prudent approach in which we consider acquisition opportunities that allow us to acquire innovative technologies and strengthen our position in priority product areas or facilitate entry into new product areas, provided that any such acquisition meets our investment return criteria and falls within our risk tolerance.

In developing our product strategy, consideration has been given to various factors that are shaping how consumers view the car and the role of the car in their lives. While there are many trends influencing the evolution of the vehicle, we believe the three primary trends driving long term, structural changes in the industry are the demand for: fuel efficiency and CO2 emissions reduction solutions; vehicle autonomy features; and smart mobility services.

The development of innovative technologies and solutions which are responsive to the three trends above requires dedication of significant R&D resources and capital investment. We believe that the relatively stable profitability and cash generation from our “traditional” businesses, each of which operates in product areas of strategic importance to the “Car of the Future”, provide us with the ability to fund the R&D and capital investment required to realize the opportunities described above. Additionally, we believe that our comprehensive knowledge and understanding of the entire vehicle and the interaction of various complex vehicle systems provide us with unique advantages in executing our long term strategy.

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Our product strategy as it relates to fuel efficiency and CO2 emissions reduction solutions; vehicle autonomy features; and smart mobility services is detailed below.

Fuel-efficiency and CO2 emissions reduction solutions

Optimizing Vehicle Weight, Powertrain Efficiency and Aerodynamics

Since, in the short-term, gas-powered, internal combustion engines will remain the dominant powertrain in vehicles, we continue to support our OEM customers through solutions enabling lighter vehicles, improved/optimized powertrain efficiency and enhanced aerodynamics, including:

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Lightweight Products & Materials: The breadth of Magna’s engineering capabilities across all major sections of the vehicle, together with our full vehicle capabilities, allow us to address OEMs’ lightweighting needs “holistically”. Moreover, our financial strength allows us to fund continuous innovation related to advanced materials, multi-material joining processes, manufacturing processes and lightweight products. Since products made from high-strength steel, aluminum, thermoplastics and advanced composites may command higher prices and could generate higher margins than products made from more conventional materials, our focus on such materials enables us to achieve some of this higher content per vehicle.

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Efficient Transmissions: Efficient transmissions are needed for both internal combustion and electric powertrains. Through our powertrain business, we offer customers a range of efficient dual-clutch transmissions which can be applied in internal combustion engine-based vehicles, as well as hybrid powertrain architectures. Dual-clutch transmissions offer the driving comfort of a traditional planetary automatic transmission with improved efficiency through the elimination of the torque converter and high pressure oil pump.

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Active Aerodynamics: Magna offers a growing range of active aerodynamics innovations that redirect airflow to reduce air drag on vehicles, resulting in reduced fuel consumption and CO2 emissions. Examples include active grille shutters, active air dams, active front deflectors, active liftgate spoilers and active tailgate and underbody panels.

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Powertrain Electrification: Despite forecasts relating to the continued prevalence of internal combustion engines, there has been clear growth in demand for hybrid powertrains to achieve reduced fuel consumption and CO2 goals, and fully electric powertrains to eliminate vehicle-level fossil fuel use and achieve zero tailpipe emissions.

We are agnostic on hybrid and electric vehicle penetration rates and instead are focused on offering a range of solutions that address the full range of potential customer powertrain needs through scalable powertrain electrification solutions. We are leveraging our powertrain expertise to offer customers a variety of electrified solutions for a range of vehicles from 48V mild hybrids to full electric vehicles. Product offerings include a scalable range of hybrid dual-clutch transmissions and a highly integrated hybrid forward drive / all wheel drive platform (consisting of e-motor, gearbox, e-Axles, inverter and control software).

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Purely Electrical Vehicle: We have entered into a Chinese joint venture with BJEV, a subsidiary of the BAIC Group, to bring a pure EV to market and we also have a memorandum of understanding and intend on entering into a second joint venture with BJEV to build EVs in our first complete vehicle assembly facility outside of Europe.

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Energy-efficient Lighting: A joint venture with Rohinni LLC, an LED light manufacturer, to produce ultra-thin micro LED lighting solutions that are brighter, lighter and more energy-efficient than alternative technologies, including OLED.

Vehicle Autonomy Features Development of Scalable Solutions for Autonomous Driving Systems Magna is developing the building blocks needed for different levels of autonomous solutions:

●	Full Suite of Sensing technologies:

Camera: We are a market leader in camera-based ADAS. Our camera-based solutions consist of front and rear facing cameras, with image processing abilities to create a 360 degree surround view. Features enabled by these camera-based systems include automatic emergency braking, traffic sign and traffic light recognition, forward collision warning, lane keeping/lane departure assistance, adaptive cruise control, high beam assistance, pre-collision control and others.

Radar: Working with a technology start-up, we have developed a scalable radar platform, consisting of mid- and long-range radars for a variety of automotive applications. Among other things, this radar platform provides higher resolution at longer ranges, as well as improved object detection and classification compared to current radars.

LiDAR: We have worked with a strategic technology partner to integrate their cost effective solid state LiDAR for highly automated driving applications. This LiDAR solution provides high-definition, three-dimensional, real-time images regardless of light and weather and enables object detection, classification and tracking at longer distances.

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Scalable ADAS Domain Controller: We have developed a scalable controller platform to support a range of automated driving functionality from automated parking applications (Level 0-2*) to automated driving (Level 3-4*).

*	SAE International (J3016) Autonomy Levels Classification

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Collaboration with Lyft: We are collaborating with Lyft to jointly fund, develop and manufacture self-driving systems designed to speed up the development of various levels of autonomy within vehicles. Our joint team, which has grown to over 300 engineers, has successfully completed a continuous 10-week public autonomous ride-sharing program by Lyft employees.

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Partnership with Waymo: We are working with Waymo, a self-driving startup that will focus on setting up a factory dedicated to the production of Level 4 autonomous vehicles, where Magna will integrate Waymo’s self-driving system into a fleet of different vehicles.

*	The above diagram shows ADAS features that Magna currently offers.

Smart Mobility Services

Smart Mobility Solutions Based on Full Breadth of Magna Capabilities

Smart mobility solutions involve the convergence of fuel consumption/CO2 and vehicle autonomy trends – over the medium to long-term, smart mobility concepts are expected to be lightweight, electric or other zero emission, fully autonomous vehicles. We possess the capabilities that support smart mobility, including through:

●	Magna’s Powertrain and Complete Vehicles Operating Groups, which have significant expertise in alternative energy storage and propulsion systems;

●

our ability to offer customers one of the most versatile test environments for highly automated vehicles in Graz, Austria, including the entire test “chain” from virtual simulation to test rigs to trial runs on public roads; and

●	a concept for a scalable, urban vehicle, autonomous shuttle platform (MAX4).

The MAX4 concept vehicle and other potential smart mobility solutions take advantage of our complete systems knowledge and can draw in Magna’s expertise across its entire product range, including:

Body Exteriors & Structures:

●	new chassis architectures that require leading-edge technology in multiple materials; and
●	sensor integration into the vehicle body required as a result of increased autonomy.

Power & Vision Systems:

●	highly integrated e-drive systems and full suite of sensors (camera, radar, LiDAR, ultrasonic), as well as domain controllers required in electric, autonomous smart mobility vehicles.

Seating Systems:

●	reconfigurable seating solutions that are designed to reimagine the vehicle cabins and facilitate electric vehicle packaging in smart mobility autonomous vehicles.

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Complete Vehicles:

•	non-OEM branded (“white-label”) mobility service providers which will need full vehicle engineering and assembly.

Some of our recent innovations, initiatives and progress addressing powertrain electrification, vehicle autonomy and smart mobility can be found in “Section 7 – Innovation and Research & Development – Innovations; and Innovation Awards”.

Customer Strategy

Although Sales to the three U.S.-based and three German-based OEMs represent 77% of our Total Sales, we continue to pursue diversification to increase our business with Japanese, Korean and Chinese OEMs, as well as credible new market entrants and MaaS providers.

We monitor the financial health of our customers and potential customers and, in the case of new market entrants, assess their long-term viability to reduce the risk that any investments we make in support of that customer become unrecoverable if the customer fails.

Geographic Footprint

Due to the need to manufacture within a relatively short distance from OEM customers’ assembly facilities, our geographic footprint is aligned with the manufacturing footprints of our main customers. Since our six largest customers are North-American and German OEMs, North America and Europe are our largest geographic markets. Additionally, these six customers have significant production capacity in China, primarily through joint ventures with Chinese OEMs. Accordingly, we have a significant and growing presence in China.

We intend to continue growing in each of our three core markets, while allocating capital for prudent growth in other geographic markets such as Morocco, Vietnam, Thailand and other ASEAN countries, provided that the business opportunities in such new markets meet our internal investment hurdles and key risks can be appropriately managed/mitigated. In markets such as Argentina, Brazil, Russia and South Korea, we are focused on careful management of our installed capital, rather than growth.

Innovation / R&D

We believe that product and process innovation are at the heart of our success to date, and will be the critical factors in our future success. Our approach to innovation incorporates multiple elements and addresses multiple time horizons applicable to product and vehicle development.

In particular, all of our R&D projects follow an “innovation development process” or “IDP” – a multi-stage process with a focus of transforming ideas into innovations that can eventually be commercialized and scaled. The initial phase of our innovation process is the ‘concept stage’ whereby our specialized product teams identify and analyze the impact of societal, demographic, technological, regulatory and other trends on future product needs. This analysis and aggregation of trends and customer needs then develops into concepts with potential for development. After this stage, the process moves into the ‘pre-production stage’ whereby we scrutinize how these ideas fit with our product strategy, specifically fuel efficiency and CO2 emissions reduction solutions; vehicle autonomy features and smart mobility services; and we also hone in on product, process and cost optimization. After rigorous analysis, consideration and review, certain innovations will progress to the ‘production stage’ whereby it would eventually lead to a product launch. For a fuller discussion of our research and development process and product, process and materials innovations, refer to “Section 7 – Innovation and Research & Development”.

Capital Structure

Our approach to capital structure remains unchanged from recent years. We aim to maintain the company’s financial flexibility, in order to remain in a position to pursue opportunities and withstand an industry downturn. To do so, we are focused on maintaining:

•	sufficient liquidity, including committed lines of credit, to support our needs;

•	a strong investment grade credit rating of BBB+ or better, and an Adjusted Debt to Adjusted EBITDA ratio of ≤ 2.0x based on the methodology of Moody’s Investors Service;

•

ensuring the cash on our balance sheet remains at a level reasonably required to run our operations and invest in our business through organic growth, innovation spending, and acquisitions that fit our product strategy;

•	steadily growing dividends over time as earnings grow; and

•	returning excess cash to shareholders in the form of share repurchases.

Other core elements of our approach to capital structure and strategy include:

•	lowering our capital spending as a percentage of sales, thereby increasing free cash flow generation;

•	utilizing share repurchases to deploy excess cash not needed for organic growth and prudent acquisitions; and

•	delivering strong Return on Invested Capital.

14	Annual Information Form

In light of the above strategy, we have returned significant amounts of capital to our shareholders in recent years in the form of dividends and share repurchases and have also made significant levels of investment in our business. As a result, we had an Adjusted Debt ratio of 1.34 times Adjusted EBITDA(1) by the end of 2018 and aim to maintain such ratio in the range of 1.0 – 1.5 times Adjusted EBITDA, which is in line with our above noted target.

(1)

Adjusted Debt is calculated by taking our long and short term debt and adding adjustments relating to operating leases and pension obligations. Adjusted EBITDA is calculated by taking our Earnings before Interest, Taxes, Depreciation and Amortization and adding adjustments relating to operating leases, pension obligations and unusual items. In each case, such adjustments reflect a methodology for calculating such ratios used by Moody’s.

Talent

Our talent management strategy is based on our current business objectives and strategy and our understanding of the transformation taking place in the automotive industry. Given that an effective workforce will increasingly be required to be lean and digitally adept, we are focussed on building such a workforce through attraction and recruitment, professional development, succession planning, promoting diversity and inclusion and preservation of our fair enterprise culture:

Attraction	Professional Development	Succession Planning

•  We invested in understanding our key talent segments to determine how to market and brand ourselves to attract top talent

•  Our recruitment strategy emphasizes the use of technology

•  We strengthened the capabilities of our recruiters

•  We developed programs and strategic relationships with students and early career professionals, including:

•  technical apprenticeships through our Work Integrated Learning Program; and

•  summer student placements, internships and co-op opportunities

•   Professional development is a top priority in all of our major operating regions and we strive to create a dynamic and challenging environment

•   We are updating our professional development programs across all functions and leadership levels to improve the skills of our current employees, including by emphasizing the importance of digitalization

•   Promoting a diverse and inclusive workplace also remains a top priority in our professional development programs

•   Our technical development programs and innovation projects attract top technical talent

•   We provide professional development resources to assist employees with career planning and have supportive leaders who coach and mentor employees

•  We have moved away from event driven reviews and instead are focused on:

•  continual discussions to address current talent pools and future talent concerns

•  continuously challenging and evaluating our key and high potential talent employees

•  preparing our key and high potential talent employees for the transition to future roles

5. RISK FACTORS

The industry in which we compete and the business we conduct are subject to a number of risks and uncertainties. Our short and medium-term operational success, as well as our ability to create long-term value through our business strategy, are subject to a number of risks and uncertainties. These risks and uncertainties, together with a number of assumptions, underlie the forward-looking statements made in this AIF. In order to fully understand these risks, uncertainties and assumptions, you should carefully consider the following risk factors in addition to other information included in this AIF:

RISKS RELATED TO THE AUTOMOTIVE INDUSTRY

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Economic Cyclicality: The global automotive industry is cyclical, with the potential for regional differences in timing of expansion and contraction of economic cycles. A worsening of economic or political conditions in North America, Europe or Asia, may result in lower consumer confidence, which typically translates into lower vehicle sales and production levels. A significant decline in vehicle production volumes from current levels could have a material adverse effect on our profitability and financial condition.

●

Regional Volumes Declines: North America, Europe and China are key automotive producing regions for us, and our operating results are primarily dependent on car and light truck production by our customers in these regions. A significant or sustained decline in vehicle production volumes in these geographic regions could have a material adverse effect on our operations, sales and profitability.

●

Intense Competition: The automotive supply industry is highly competitive and becoming more so. Some of our competitors have higher or more rapidly growing market share than we do in certain product or geographic areas. Additionally, a number of established electronics and semiconductor companies have entered or expanded their presence in the automotive industry, while disruptive technology innovators have been introducing novel product and service solutions which traditional automotive suppliers may not be able to match. Failure to successfully compete with existing or new competitors, including failure to grow sales of our electronics products or

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services at or above the rate of growth of electronics content, could have a material adverse effect on our operations, profitability and ability to fully implement our business strategy.

●

Trade Agreements: The global growth of the automotive industry has been aided by the free movement of goods, services, people and capital through bilateral and regional trade agreements, particularly in North America and Europe. In Europe, uncertainty remains regarding the ultimate resolution of Brexit – the United Kingdom’s decision to withdraw from the European Union – and the nature of any trade agreements or arrangements that may result should Brexit proceed. Introduction of measures which impede free trade could have a material adverse effect on our operations and profitability.

●

Trade Disputes/Tariffs: Current international trade disputes could, among other things, reduce demand for and production of vehicles, disrupt global supply chains, distort commodity pricing, impair the ability of automotive suppliers and vehicle manufacturers to make efficient long-term investment decisions, create volatility in relative foreign exchange rates, and contribute to stock market volatility. Tariffs on steel and aluminum introduced by the United States against Canada and Mexico in 2018, together with retaliatory tariffs by Canada and Mexico, remain in place despite an agreement in principle regarding the new United States-Mexico-Canada Agreement (“USMCA”). An ongoing trade dispute between the United States and China has led to the imposition by the United States of tariffs on a broad range of Chinese-origin imports into the U.S., and retaliatory tariffs by China on certain U.S.-origin imports into China, including automobiles. The continuation of these or other tariffs and/or escalation of trade disputes which interfere with automotive supply chains could have an adverse effect on our operations and profitability.

CUSTOMER AND SUPPLIER RELATED RISKS

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Customer Concentration: Although we supply parts to all of the leading OEMs, a significant majority of our sales are to six customers: General Motors, Ford, Fiat Chrysler, BMW, Daimler and Volkswagen. In light of the amount of business we currently have with these six customers, our opportunities for incremental growth with them in North America, Europe and China may be limited. While we continue to diversify our business, there is no assurance we will be successful. Shifts in market share away from our top customers could have a material adverse effect on our profitability.

●

Growth with Asian OEMS: The amount of business we have with Japanese, Korean and Chinese-based OEMs generally lags with that of our six largest customers, due in part to the existing relationships between such Asian OEMs and their preferred suppliers. Our inability to significantly grow our business with Asian-based OEMs could have an adverse effect on our profitability.

●

Market Shifts: While we supply parts for a wide variety of vehicles produced globally, we do not supply parts for all vehicles produced, nor is the number or value of parts evenly distributed among the vehicles for which we do supply parts. Shifts in market shares away from vehicles on which we have significant content, as well as vehicle segments in which our sales may be more heavily concentrated, could have a material adverse effect on our profitability.

●

Consumer Take Rate Shifts: Shifts in consumer preferences may impact “take rates” for certain types of products we sell. Examples of such products include: manual and dual-clutch transmissions; all-wheel drive systems; power liftgates; active aerodynamics systems; advanced driver assistance systems; and complete vehicles with certain option packages or option choices. Where shifts in consumer preferences result in higher “take rates” for products that we do not sell, such as planetary or continuously variable transmissions, or for products we sell at a lower price and margin, such as cloth seats instead of leather seats, our profitability may be adversely affected.

●

Dependence on Outsourcing: We depend on outsourcing by OEMs. A reduction in outsourcing by OEMs or the loss of any material production or assembly programs combined with the failure to secure alternative programs with sufficient volumes and margins, could have a material adverse effect on our profitability.

●

Quarterly Sales Fluctuations: Our business is generally not seasonal, but our sales and profits are closely related to our automotive customers’ vehicle production schedules. Our largest customers typically shut down vehicle production for brief periods which fall during our third and fourth fiscal quarters. These scheduled shutdowns of our customers’ production facilities could cause our sales and profitability to fluctuate when comparing fiscal quarters within any given year.

●

Customer Purchase Orders: Contracts from our customers consist of blanket purchase orders which generally provide for the supply of a customer’s annual requirements rather than a specific quantity of products, and can be terminated by a customer at any time. If a purchase order is terminated, we may have various pre-production, tooling, engineering and other costs which we may not recover from our customer and which could have an adverse effect on our profitability.

●

Supply Base Condition: We rely on a number of suppliers to supply us with a wide range of components required in connection with our business. The financial health of automotive suppliers is impacted by a number of factors, including economic conditions and production volumes. A significant worsening of economic conditions or reduction in production volumes could deteriorate the financial condition of our supply base, which could lead to, among other things: increased credit risk for us; disruptions in the supply of critical components to us or our customers; and/or temporary shut-downs of one of our production lines or the production lines of one of our customers; all of which could have a material adverse effect on our profitability.

16	Annual Information Form

MANUFACTURING/OPERATIONAL RISKS

●

Product Launch: The launch of production is a complex process, the success of which depends on a wide range of factors, including: the timing of design changes by our customers relative to start of production; production readiness of our and our suppliers’ manufacturing facilities; robustness of manufacturing processes; launch volumes; quality and production readiness of tooling and equipment; employees; and initial product quality. Our failure to successfully launch material new or takeover business could have a material adverse effect on our profitability and reputation.

●

Operational Underperformance: From time to time, we may have some operating divisions which are not performing at expected levels of profitability. The complexity of automotive manufacturing operations often makes it difficult to achieve a quick turnaround of underperforming divisions. Significant underperformance of one or more operating divisions could havea material adverse effect on our profitability and operations.

●

Restructuring Costs: We may sell some product lines and/or downsize, close or sell some of our operating divisions. By taking such actions, we may incur restructuring, downsizing and/or other significant non-recurring costs. These costs may be higher in some countries than others and could have a material adverse effect on our profitability.

●

Impairments: From time to time, we record significant impairment charges related to goodwill and/or long-lived assets. The early termination, loss, renegotiation of the terms of, or delay in the implementation of, any significant production contract could be indicators of impairment, as may the technological obsolescence of any of our products or production assets. In conducting our impairment analysis, we make forward-looking assumptions regarding: the impact of turnaround plans on underperforming operations; new business opportunities; program price and cost assumptions on current and future business; the timing and success of new program launches; and forecast production volumes. To the extent such forward-looking assumptions are not met, any resulting impairment loss could have a material adverse effect on our profitability.

●

Labour Disruptions: Some of our manufacturing facilities are unionized, as are many manufacturing facilities of our customers and suppliers. While unionized facilities are subject to the risk of labour disruptions from time to time, we cannot predict whether or when any labour disruption may arise, or how long such a disruption could last. A significant labour disruption could lead to a lengthy shutdown of our or our customers’ and/or our suppliers’ production lines, which could have a material adverse effect on our operations and profitability.

●

Supply Disruptions: Events attributable to us or our suppliers which prevent us from supplying products to our customers could result in a range of adverse consequences, including penalties or business interruption claims by our customers, loss of business and reputational damage. The inability to promptly resume the supply of products could have a material adverse effect on our operations and profitability.

●

Climate Change Risks: Extreme weather events such as floods and windstorms and other natural disasters such as earthquakes caused by climate could cause catastrophic destruction to some of our or our sub-suppliers’ facilities, which could in turn disrupt our production and/or prevent us from supplying products to our customers. While we conduct risk assessments of our facilities and have implemented mitigation strategies to address, where practical, physical risks related to extreme weather events or natural disasters, the frequency and severity of any such event can vary by region and cannot be predicted. A catastrophic destruction of our or our sub-supplier facilities could have a material adverse effect on our operations and profitability.

●

Skilled Labour Attraction/Retention: Our business depends on our ability to attract, develop and retain experienced and highly skilled personnel. Such personnel are in high demand in some of the areas in which we compete, and competition for employees with certain types of skills may be intense. For example, due to the rapid changes in the automotive industry, particularly in response to electrification, autonomous driving and MaaS trends, we have a growing need for personnel with software and other technical skills, and we may face substantial competition for such personnel, including from traditional software industry companies. The inability to attract and retain highly-skilled personnel could have an adverse effect on our operations and our ability to fully implement our business strategy.

IT SECURITY

●

IT/Cybersecurity Breach: Although we have established and continue to enhance security controls intended to protect our IT systems and infrastructure, there is no guarantee that such security measures will be effective in preventing unauthorized physical access or cyber-attacks. A significant breach of our IT systems could: result in theft of funds; cause disruptions in our manufacturing operations; lead to the loss, destruction or inappropriate use of sensitive data; or result in theft of our, our customers’ or our suppliers’ intellectual property or confidential information. The occurrence of any of the foregoing could adversely affect our operations and/or reputation, and could lead to claims against us that could have a material adverse effect on our profitability.

PRICING RISKS

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Quote/Pricing Assumptions: The time between award of new production business and start of production typically ranges between two and four years. Since product pricing is typically determined at the time of award, we are subject to significant pricing risk due to changes in input costs and quote assumptions between the time of award and start of production. The inability to quote effectively, or the occurrence of a material change in input cost or other quote assumptions between program award and production, could have an adverse effect on our profitability.

Magna International Inc.	17

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Customer Pricing Pressure: We face ongoing pricing pressure from OEMs, including through: quoting pre-requirements; long-term supply agreements with mutually agreed price reductions over the life of the agreement; incremental annual price concession demands; pressure to absorb costs related to product design, engineering and tooling; and OEM refusal to fully offset inflationary price increases. OEMs possess significant leverage over their suppliers due to their purchasing power and the highly competitive nature of the automotive supply industry. As a result of the broad portfolio of parts we supply to our six largest OEM customers, such customers may be able to exert greater leverage over us as compared to our competitors. We attempt to offset price concessions and costs in a number of ways, including through negotiations with our customers, improved operating efficiencies and cost reduction efforts. Our inability to fully offset price concessions and/or absorb design, engineering and tooling costs, could have a material adverse effect on our profitability.

●

Commodity Price Volatility: Prices for certain key raw materials and commodities used in our parts, including steel and resin, can be volatile. To the extent we are unable to offset commodity price increases by: passing such increases to our customers, by engineering products with reduced commodity content, implementing hedging strategies, or otherwise, such additional commodity costs could have an adverse effect on our profitability.

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Scrap Steel Price Volatility: Some of our manufacturing facilities generate a significant amount of scrap steel in their manufacturing processes, but recover some of the value through the sale of such scrap steel. Scrap steel prices can also be volatile and don’t necessarily move in the same direction as steel prices. Declines in scrap steel prices from time to time could have an adverse effect on our profitability.

WARRANTY/RECALL RISKS

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Repair/Replacement Costs: We are responsible for repair and replacement costs of defective products we supply to our customers. The obligation to repair or replace defective products could have a material adverse effect on our operations and profitability.

●

Warranty Provisions: Warranty provisions for our powertrain systems and complete vehicle programs are established on the basis of the terms in the applicable award agreements and our or our customers’ warranty experience with the applicable type of product. Warranty provisions for our other products are based on our best estimate of the amounts necessary to settle existing or probable claims related to product defects. Actual warranty experience which results in costs that exceed our warranty provisions, could have an adverse effect on our profitability.

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Recall Costs: Our customers are required by law to recall vehicles where there is an unreasonable safety risk or non-compliance with legislative safety standards. In the event of a recall related to products we have supplied, we may be held responsible for a range of costs including the customer’s administrative costs of the recall, dealerships’ charges for removal of the defective product and reinstallation of the replacement product, as well as the cost of manufacturing and delivering such replacement product. A significant recall could have a material adverse effect on our operations, profitability and reputation.

ACQUISITION RISKS

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Acquisition of Strategic Targets: We intend to continue to pursue acquisitions in those product areas which we have identified as key to our long-term business strategy. However, as a result of intense competition in these strategic areas, we may not be able to acquire the targets which we need to achieve our strategic objectives.

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Inherent Merger and Acquisition Risks: Acquisitions are subject to a range of inherent risks, including the assumption of incremental regulatory/compliance, pricing, supply chain, commodities, labour relations, litigation, environmental, pensions, warranty, recall, IT, tax or other risks. Although we seek to conduct appropriate levels of due diligence on our acquisition targets, these efforts may not always prove to be sufficient in identifying all risks and liabilities related to the acquisition, including as a result of: limited access to information; time constraints for conducting due diligence; inability to access target company facilities and/or personnel; or other limitations in the due diligence process. Additionally, we may identify risks and liabilities that we are not able to sufficiently mitigate through appropriate contractual or other protections. The realization of any such risks could have a material adverse effect on our profitability.

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Acquisition Integration and Synergies: We may not be able to successfully integrate or achieve anticipated synergies from those acquisitions which we do complete and/or such acquisitions may be dilutive in the short to medium term. Either of these outcomes could have a material adverse effect on our profitability.

OTHER BUSINESS RISKS

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Joint Ventures: We conduct certain of our operations through joint ventures under contractual arrangements under which we share management responsibilities with one or more partners. Joint venture operations carry a range of risks, including those relating to: failure of our joint venture partner(s) to satisfy contractual obligations; potential conflicts between us and our joint venture partner(s); strategic objectives of joint venture partner(s) that may differ from our own; potential delays in decision-making; a more limited ability to implement some or all of our policies, practices and controls, or control legal and regulatory compliance, within the joint venture(s); and other risks inherent to non-wholly-owned operations. The likelihood of such occurrences and their potential effect on us vary depending on the joint venture arrangement, however, the occurrence of any such risks could have an adverse effect on our operations, profitability and reputation.

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Technology and Innovation: While we continue to invest in technology and innovation which we believe will be critical to our long-term growth, the automotive industry is experiencing rapid technological change and significant disruption. Our ability to anticipate changes in technology and to successfully develop and introduce new and enhanced products and/or manufacturing processes on a timely basis will be a significant factor in our ability to remain competitive. If we are unsuccessful or are less successful than our competitors in consistently developing innovative products and/or processes, we may be placed at a competitive disadvantage and may not be able to recover some or all of our investments or costs, which could have a material adverse effect on our profitability and financial condition and ability to fully implement our business strategy.

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Lyft Collaboration: We are collaborating with Lyft to jointly fund, develop and manufacture self-driving systems that may be manufactured and installed onto vehicles by Magna. Development funding payments by Magna will be expensed in the year in which they are incurred, and may be material. Magna’s potential opportunities from the collaboration include the sale of complete self-driving systems (hardware and software) to Lyft or others, licensing of technology to others and use of data. Lyft is not obligated to use any jointly developed self-driving systems in their vehicle fleet, has the right to purchase and use competing third-party systems, and may separately license any jointly developed self-driving technology or data to others. We cannot provide assurance that commercially viable technology or products will result from the collaboration with Lyft or that we will achieve all of the strategic objectives intended from the collaboration.

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Private Equity Investments in Technology Companies: In addition to our development activities, we have invested approximately $323 million in Lyft and other technology companies. Such investments are an important element of our long-term strategy and we may make further private equity investments in such companies. Investing in such companies involves a high degree of risk, including the potential loss of some or all of our investment value. In addition, where there is no public market for the shares of our investments in start-ups, we may be unable to monetize our equity investments in the future. The materialization of such investment-related risks could have an adverse effect on our profitability and financial condition.

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Evolving Business Risk Profile: The risk profile of our business continues to evolve with the increasing importance to us of product areas such as powertrain and electronics. As our business evolves, we may face new or heightened risks, including: challenges in quoting for profitable returns on products with leading-edge technologies for which we may not have significant quoting experience; increased warranty and recall risks on new products and leading-edge technologies; increased product liability risks on safety-related products or systems; heightened risk of technological obsolescence of some of our products, processes and/or assets; and difficulties in attracting or retaining employees with critical skills in high-demand areas. Realization of one or more such risks could have a material adverse effect on our operations, profitability or financial condition.

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Risks of Doing Business in Foreign Markets: The establishment of manufacturing operations in new markets carries a number of risks, including those relating to: political, civil and economic instability and uncertainty; corruption risks; high inflation and our ability to recover inflation-related cost increases; trade, customs and tax risks; expropriation risks; currency exchange rates; currency controls; limitations on the repatriation of funds; insufficient infrastructure; competition to attract and retain qualified employees; and other risks associated with conducting business internationally. Expansion of our business in non-traditional markets is an important element of our long-term strategy and, as a result, our exposure to the risks described above may be greater in the future. The likelihood of such occurrences and their potential effect on us vary from country to country and are unpredictable, however, the occurrence of any such risks could have an adverse effect on our operations, profitability and financial condition.

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Relative Foreign Exchange Rates: Our profitability is affected by movements of our U.S. dollar reporting currency against the Canadian dollar, the euro, the British pound and other currencies in which we generate revenues and incur expenses. Significant long-term fluctuations in relative currency values, in particular a significant change in the relative values of the U.S. dollar, Canadian dollar or euro, could have an adverse effect on our profitability and financial condition and any sustained change in such relative currency values could adversely impact our competitiveness in certain geographic regions.

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Pension Risks: Some of our current and former employees in Canada, the United States and Germany participate in defined benefit pension plans. Although such plans in North America have been closed to new participants, existing participants in Canada continue to accrue benefits. Our defined benefit pension plans in Germany are not funded and plans in Canada and the United States may not be fully funded. Our pension funding obligations in North America could increase significantly due to a reduction in plan funding status caused by a variety of factors, including: weak performance of capital markets; declining interest rates; failure to achieve sufficient investment returns; investment risks inherent in the investment portfolios of the plans; and other factors. A significant increase in our pension funding obligations could have an adverse effect on our profitability and financial condition.

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Tax Risks: At any given time, we may face tax exposures arising out of changes in tax or transfer pricing laws, tax reassessments or otherwise. To the extent we cannot implement measures to offset these exposures, they may have an adverse effect on our profitability. We have incurred losses in some countries which we may not be able to fully or partially offset against income we have earned in those countries. In some cases, we may not be able to utilize these losses at all if we cannot generate profits in those countries and/or if we have ceased conducting business in those countries altogether. Our inability to utilize tax losses could adversely affect our profitability.

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Financial Flexibility: The occurrence of an economic shock not contemplated in our business plan, a rapid deterioration of conditions or a prolonged recession could result in the depletion of our cash resources, which could have a material adverse effect on our operations and financial condition.

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Returns on Capital Investments: In recent years, we have invested significant amounts of money in our business through capital expenditures to support new facilities, expansion of existing facilities, purchases of production equipment and acquisitions. Returns achieved on such investments in the past are not necessarily indicative of the returns we may achieve on future investments and our inability to achieve returns on future investments which equal or exceed returns on past investments could have a material adverse effect on our level of profitability.

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Credit Ratings Changes: There is no assurance that any credit rating currently assigned to us will remain in effect for any period of time or that any rating will not be revised or withdrawn entirely by a rating agency in the future. A downgrade in the credit ratings assigned to us by one or more agencies could increase our cost of borrowing or impact our ability to negotiate loans, which could have an adverse effect on our profitability, financial condition and the trading price of our Common Shares.

●	Stock Price Fluctuation: Trading prices of our Common Shares cannot be predicted and may fluctuate significantly due to a variety of factors, many of which are outside our control.

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Dividends: Our Board may in certain circumstances determine that it is in the best interests of the Company to reduce or suspend our dividend. In such event, the trading price of our Common Shares may be materially affected.

LEGAL, REGULATORY AND OTHER RISKS

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Antitrust Proceedings: The automotive industry has in recent years been the subject of increased government enforcement of antitrust and competition laws. Where wrongful conduct is found, the relevant antitrust authority can, depending on the jurisdiction, initiate administrative or criminal legal proceedings and impose administrative or criminal fines, penalties or restitution payments. OEMs, car dealers and consumers may also be able to claim against antitrust violators through civil lawsuits. The Company’s policy is to comply with all applicable laws, including antitrust and competition laws, and has implemented a robust compliance training program to mitigate against the risk of an antitrust violation. However, in the event of an antitrust violation, Magna could suffer reputational damage and be subject to criminal or administrative fines or penalties, restitution settlements, or civil damages that could have a material adverse effect on Magna’s profitability.

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Legal and Regulatory Proceedings: From time to time, we may become involved in regulatory proceedings, or become liable for legal, contractual and other claims by various parties, including customers, suppliers, former employees, class action plaintiffs and others. Depending on the nature or duration of any potential proceedings or claims, we may incur substantial costs and expenses may be required to devote significant management time and resources to the matters and may suffer reputational damage as a result of regulatory proceedings. On an ongoing basis, we attempt to assess the likelihood of any adverse judgements or outcomes to these proceedings or claims, although it is difficult to predict final outcomes with any degree of certainty. Except as disclosed from time to time in our consolidated financial statements and/or our MD&A, we do not believe that any of the proceedings or claims to which we are currently a party will have a material adverse effect on our profitability; however, we cannot provide any assurance to this effect.

●

Changes in Laws: A significant change in the current regulatory environment in our principal markets, including changes in tax and other laws which impose additional costs on automotive manufacturers or consumers, could have an adverse effect on our profitability.

●

Environmental Compliance: While we regularly attempt to estimate environmental clean-up liabilities, such an exercise is complex. In addition, environmental laws and regulations are complex, change frequently and have tended to become more stringent and expensive over time. In certain circumstances, we could be named as a Potentially Responsible Party (“PRP”) with respect to a contaminated site. Costs associated with being a PRP could be material depending on site conditions and the number of participating PRPs. As a result, we may incur material costs or liabilities significantly in excess of amounts we have reserved, which could have an adverse effect on our operations, profitability, financial condition or reputation.

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6. DESCRIPTION OF THE BUSINESS

GEOGRAPHIC MARKETS & CUSTOMERS

Major Customers

While we supply products and services to a large number of customers worldwide, sales to our six largest customers represented the following proportions of our consolidated sales in 2018 and 2017:

Magna Sales Ranking	OEM Ranking(1)	Customer	2018	2017
1	5	General Motors	15%	18%
2	6	Ford	14%	16%
3	8	FCA	14%	14%
4	11	BMW	12%	11%
5	10	Daimler	11%	12%
6	1	Volkswagen	11%	10%
		Other	23%	19%
		TOTAL	100%	100%

(1) Based on 2018 global light vehicle production.

Customer Management Offices

We have a globally-structured sales, engineering and marketing team spread across multiple global locations where our customers maintain engineering, commercial and/or manufacturing facilities. The various internal operating divisions and subsidiaries of the automobile manufacturers normally initiate many of their own purchasing decisions. As a result, an automobile manufacturer may effectively constitute multiple customers.

Purchase Orders

Our sales are generated through customer requests to quote on particular products, as well as the tools and dies required to produce parts. Purchase orders for our products are typically for one or more models, and typically extend over the life of each model, which is generally four to seven years. However, purchase orders issued by our automobile manufacturer customers typically do not require them to purchase any minimum number of our products. Releases under such purchase orders, which authorize us to supply specific quantities of products, are issued for planning, raw material and production purposes, which is typically over a one to four month period in advance of anticipated delivery dates. The actual number of products that we supply under purchase orders in any given year is dependent upon the number of vehicles produced by the automobile manufacturers of the specific models in which those products are incorporated.

It has been our experience that once we receive purchase orders for products for a particular vehicle model or program, we will usually continue to supply those products until the end of that model or program. For instance, as part of our purchase contracts, we are generally required to supply service parts for up to 15 years after the end of production, provided that we are the contracted supplier when the vehicle model ceases production. However, automobile manufacturers could cease sourcing their production requirements from us for a number of reasons, including if we refuse to accept demands for price reductions or other concessions.

MANUFACTURING & ENGINEERING

World Class Manufacturing

Our goal is to be recognized as a leader in “World Class Manufacturing”. Our global operating units strive toward this goal which aims to achieve “best in class” performance in all areas of manufacturing. In order to drive continuous improvement, we monitor our progress in achieving World Class Manufacturing by using an assessment process that is similar to the method used by our customers in their own plants and to evaluate their suppliers. Our assessment process, known as the Magna Factory Concept or MAFACT, is supplemented with elements we view as critical to achieving World Class Manufacturing in accordance with our Operational Principles. Best practices, “lessons learned” and key initiatives are shared among our global operating units, including through routinely scheduled internal World Class Manufacturing meetings that bring together our senior corporate and Operating Group leadership.

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Smart Factory Technology

We continue to look at ways to integrate leading edge manufacturing trends into our operations, including Artificial Intelligence (AI) capabilities designed to, among other things: increase information available to human operators to enhance decision making; automate certain processes to increase efficiency and safety; and perform predictive maintenance on equipment. Specifically, a number of our global facilities have implemented a combination of new technological applications, software and processes in order to benefit from more efficient and effective factory solutions, which is known as our ‘Smart Factory’ approach. A few examples are set out below.

Facilities

As at December 31, 2018, we had the following manufacturing and PDE&S facilities:

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Our manufacturing and PDE&S facilities occupied approximately 83 million and 3.5 million square feet, respectively. These facilities were broken down between third party leases (including from Granite Real Estate Investment Trust (“Granite REIT”), a Canadian-based, publicly-traded real estate investment trust), and those owned by us as follows:

We are operating many of our manufacturing facilities on a multi-shift basis. Our facility leases typically have terms of at least five years with one or more options to renew. Among other terms, our leases typically require us to return the facilities to the condition in which we received them at start of the lease (reasonable wear and tear excepted). From time to time, the cost of doing so may be significant due to such factors as the length of the lease period, the nature of the manufacturing operations, the extent of modifications made to the lease premises over the term of the lease and other factors.

We are also subject to environmental laws and regulations both as tenant and owner of our properties. Our leases with third party landlords generally provide that we must maintain the leased properties in accordance with all applicable laws, including environmental laws. We are also responsible for removing all hazardous and toxic substances as required by applicable laws and, in any event, prior to the termination of our occupation of the leased properties. Magna routinely conducts Phase 1 Environmental Assessments, and if necessary Phase 2 Site Investigations, at manufacturing, assembly and warehousing locations prior to occupancy to identify any actual and potential pre-existing environmental concerns at leased or owned sites. Magna would typically be responsible to address new environmental impacts or exacerbations of existing impacts as defined by lease terms or regulatory requirements. Our leases with third party landlords generally also contain indemnities in favour of the landlord with respect to environmental matters and those indemnities expire after a specified period following the termination of the leases.

Key Commodities

Our key purchased commodities include: stampings, electronics, molded parts, steel, resin, die casting, forging, coverstock, and wire harnesses. We purchase the majority of our commodities from regional suppliers where we do business. Factors such as price, quality, transportation costs, warehousing costs, duties, tariffs, availability of supply and timeliness of delivery have an impact on the decision to source from certain suppliers. We also purchase some key commodities offshore when shortages occur or when we choose to source one supplier for a global program. Prices for certain key commodities used in our parts production, particularly steel and resin, continue to be volatile.

Approximately two-thirds of our steel is acquired through resale programs operated by automobile manufacturers and the balance is generally acquired through annual or six month contracts. Under customer steel resale programs we are not exposed to steel price volatility, thus helping to manage our production costs. Certain of our operations generate scrap steel, which we typically sell at prices that fluctuate with published market indexes. Most of our resin purchases fluctuate directly with market indexes, although we do participate in some customer resale programs on a small portion of our resin purchases. In some cases, our customers direct us to buy certain other commodities from specified suppliers at specified prices. To date, we have not experienced any significant difficulty in obtaining supplies of parts, components or key commodities for our manufacturing operations. However, in recent periods, certain electronic parts, including semiconductors, have become more difficult to source as a result of the high demand for such parts and lack of capacity and production capability by suppliers. We expect that availability of such electronic parts will normalize over the next few years. Consistent with lean manufacturing principles, we do not carry inventories of key commodities or finished products significantly in excess of those reasonably required to meet production and shipping schedules.

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PRODUCTS & SERVICES

Top Programs

Our top fifteen programs/platforms based on 2018 production and vehicle assembly sales were:

Customer	Vehicle	Body Exteriors & Structures			Power & Vision				Seating Systems	Complete Vehicles

General Motors	Full-Size SUVs & Pick-up Trucks	•	•		•	•	•	•

BMW	BMW 5-Series	•	•		•	•	•	•		•

Tata	Jaguar E-Pace	•	•							•

Daimler	Mercedes-Benz G-Class	•	•	•	•		•	•		•

FCA	Chrysler Pacifica, Dodge Grand Caravan	•	•		•	•	•	•	•

General Motors	Chevrolet Equinox, GMC Terrain	•	•		•	•	•	•	•

FCA	Jeep Grand Cherokee	•	•		•	•	•	•	•

General Motors	Buick Enclave, Chevrolet Traverse, GMC Acadia	•	•		•	•	•	•	•

Ford	Ford Escape, Ford Kuga, Lincoln MKC	•	•		•	•	•	•	•

FCA	Ram Pick-up	•	•		•	•	•	•	•

Ford	Ford Transit, Ford Tansit Custom	•	•		•	•	•	•	•

FCA	Jeep Cherokee	•	•		•	•	•	•	•

FCA	Jeep Wrangler	•	•		•	•	•	•	•

Ford	Ford F-Series Super Duty	•	•		•	•	•	•	•

Tata	Jaguar I-Pace	•	•							•

Note: Capabilities represented may not be on each vehicle or each trim level of each vehicle. Additionally, our capabilities in each product area range from components to full systems, only some of which may be represented on any particular program.

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Product Segments

A description of our product and service capabilities, processes, top customers and key competitors by reporting segment follow. Manufacturing facility and PDE&S Centres counts below include joint venture facilities.

BODY EXTERIORS & STRUCTURES

Our Body Exteriors & Structures segment includes our body and chassis systems, exterior systems and roof systems operations.

167* Manufacturing Facilities	24* PDE&S Centres	22 Countries	74,425 Employees	$17.5B 2018 Sales

* Figure includes certain manufacturing facilities and PDE&S centres shared with other reporting segments.

Top Segment Programs

Customer	Vehicle

1. General Motors	Full-Size SUVs & Pick-up Trucks

2. General Motors	Chevrolet Equinox, GMC Terrain

3. FCA	Jeep Cherokee

4. FCA	Ram Pick-up Trucks

5. Ford	Ford F-Series Super Duty Trucks

Segment Trends and Strategic Focus

Within our Body Exteriors & Structures segment, we aim to support our customers’ efforts to deliver vehicles which consume less fuel and produce lower CO2 emissions, particularly through reduced vehicle weight, aerodynamic enhancements and use of multi-materials. We currently offer our customers a broad range of lightweight product solutions, such as thermoplastic liftgates, as well as reduced-weight products formed through advanced manufacturing processes, such as hot stamping, high-pressure aluminum casting and multi-material joinery.

Product Capabilities

BODY AND CHASSIS

PRODUCTS	KEY PROCESSES	TOP CUSTOMERS	KEY COMPETITORS

• body systems • chassis systems • engineering and testing

Forming technologies:

• hydroforming

• cold stamping, including high-strength steel & aluminum

• hot stamping

• roll forming

• aluminum casting

• advanced welding & joining

• stretch bending of aluminum extrusions

Finishing technologies:

• e-coating

• heat treating

• high temperature wax coating

• machining

• General Motors • Ford • FCA • Daimler • Volkswagen • BMW • Groupe PSA • Honda • Renault-Nissan-Mitsubishi • Mahindra • Tata Motors • Hyundai Motor Company • PACCAR

• Benteler International AG

• Gestamp Automoción S.L.

• Metalsa, S.A. de C.V.

• Martinrea International Inc.

• Tower International, Inc.

• F-Tech  Inc.

• Flex-N-Gate Corporation

• F&P America Mfg., Inc.

• thyssenkrupp

• Ogihara America Corporation

• Thai Summit Group

• Iroquois Industries Inc.

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EXTERIORS

PRODUCTS	KEY PROCESSES	TOP CUSTOMERS	KEY COMPETITORS

• fascia & trim • front end modules • modular access systems • active aerodynamics • lightweight composites • sealing systems • engineered glass • running board & roof racks • fuel systems

Molding technologies:

• injection molding, such as two shot, structural, insert, injection compression for thermoplastics & reaction injection molding

• extrusion processes, such as co-extrusion, thermoset and thermoplastic extrusion

• compression-molding for thermosets

• expanded polypropylene foam

• metal rollforming

• glass encapsulation

• tooling

Finishing processes:

• painting

• hardcoating

• chrome plating

• hot stamp foils

• metal finishing

• hydrographics

• laser etch/engraving

• in-mold film

Assembly processes:

• adhesive bonding

• infrared, ultrasonic, vibration, torsional and resistance implant welding

• laser cutting and welding

• manual and automated assembly & sequencing

		• FCA • Volkswagen • Ford • General Motors • BMW • Daimler • Renault-Nissan-Mitsubishi • Groupe PSA • Toyota • Honda	• Flex-N-Gate Corporation • Plastic Omnium S.A. • Samvardhana Motherson Peguform • HBPO GmbH • SRG Global Inc. • ABC Group • Röchling Group

ROOF SYSTEMS

PRODUCTS	KEY PROCESSES	TOP CUSTOMERS	KEY COMPETITORS

• sliding folding & modular roofs • retractable hard tops and soft tops	• “cut and sew” of complete fabric covers • backlight gluing • manual and automated complete roof assembly	• Daimler • BMW • Volkswagen • FCA • Groupe PSA • General Motors • Renault-Nissan-Mitsubishi	• Webasto Group • Valmet Automotive Inc. • Inteva Products, LLC • Inalfa Roof Systems Group B.V.

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POWER & VISION

Our Power and Vision segment comprises of our global powertrain systems, electronics systems, mirrors & lighting and mechatronics operations.

117* Manufacturing Facilities	47* PDE&S Centres	20 Countries	56,550 Employees	$12.3B 2018 Sales

* Figure includes certain manufacturing facilities and PDE&S centres shared with other reporting segments.

Top Segment Programs

Customer	Vehicle

1. General Motors	Full-Size SUVs & Pick-up Trucks

2. Daimler	Mercedes-Benz GLC, GLC Coupe

3. FCA	Chrysler Pacifica, Dodge Grand Caravan

4. FCA	Ram Pick-up Trucks

5. Ford	Ford F-Series F150

Segment Trends and Strategic Focus

In our Power and Vision segment, we seek to realize opportunities presented by trends toward electrification and autonomous driving. We believe that our powertrain business is well-positioned to benefit from the shift toward electrification and we continue to invest in both transmissions and driveline products to further grow in areas such as 48V and high-voltage electric drive systems, including through products such as hybrid transmissions, hybrid transfer cases, electric rear drive axles and highly-integrated primary and secondary e-drive systems. Our Vision Systems business is currently the leading supplier of camera-based driver assistance systems and we continue to invest in advanced driver assistance technologies to expand the autonomous driving systems expertise we can offer customers. These investments include both in-house research and development, as well as venture capital investments in and partnerships with technology partners, that have resulted in: a high-definition digital radar offering first-to-market functionality and features, sourcing on the first production program award for solid state LiDAR and development of scalable platforms for domain controllers. In 2018, we demonstrated our full systems integration and Level 4 autonomous driving capability through the MAX4 demonstration vehicle. And, during 2018, we also announced our collaboration with Lyft to jointly fund, develop and manufacture self-driving systems designed to speed up the development of autonomous vehicles.

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Product Capabilities

POWERTRAIN

PRODUCTS

●  transmission systems (dual clutch, hybrid dual clutch, manual transmissions)

●  driveline systems (AWD/4WD products, hybrid & battery electric driveline products)

●  metal-forming solutions (transmission components, diecast driveline products)

●  engineering services

KEY PROCESSES

●  transmission and driveline assembly

●  high pressure die casting with full foundry

●  flow-forming

●  stamping and spinning

●  steel & aluminum die forming

●  grob, roller die & cam die spline forming

●  precision-heavy stamping

●  shaft spline rolling

●  aluminum die casting and precision machining

●  profilator processing

●  in-die fine cutting

●  soft and hard processing of gears and shafts

●  CNC machining & broaching

●  rotary swaging

●  heat treating

●  welding, including laser, electron beam (EB), capacitor discharge (CD), inertia, resistance and metal inert gas (MIG)/tungsten inert gas (TIG)

●  manual and automated assembly

●  end-of-line testing, leak testing and balancing

TOP CUSTOMERS ● General Motors ● Volkswagen ● FCA ● Daimler ● Ford ● Renault-Nissan-Mitsubishi ● BMW ● Great Wall Motor Company Limited ● Tata Motors ● Hyundai Motor Company

KEY COMPETITORS

●  Aisin  Seiki Co., Ltd.

●  ZF Group

●  JATCO Ltd.

●  Nidec Corporation

●  GKN  plc

●  BorgWarner Inc.

●  Rheinmetall AG

●  Johnson Electric

●  American Axle & Manufacturing, Inc.

●  Robert  Bosch GmbH

●  Linamar  Corporation

●  Valeo  S.A.

●  Continental AG

●  Schaeffler Group

ELECTRONICS

PRODUCTS ● advanced driver assistance systems/ADAS features ● ADAS scalable products (EYERIS® camera systems, ultrasonic sensors, ICON RADAR, LiDAR) ● electronic controllers	KEY PROCESSES ● surface mount placements of electronic components on printed circuit boards ● manual and automated assembly of electronic modules	TOP CUSTOMERS ● Ford ● General Motors ● FCA ● Mazda ● Volkswagen ● Honda	KEY COMPETITORS ● Continental AG ● Aptiv PLC ● Veoneer, Inc. ● Robert Bosch GmbH ● Valeo S.A. ● ZF Group ● Denso Corporation

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MIRRORS & LIGHTING

PRODUCTS ● interior mirrors ● exterior mirrors ● actuators ● door handles ● headlamps ● tail lamps ● small lighting ● electronic controllers ● overhead consoles	KEY PROCESSES ● electronics integration ● injection molding ● painting ● manual and automated assembly	TOP CUSTOMERS Mirrors ● Daimler ● Ford ● General Motors ● Volkswagen ● BMW ● FCA Lighting ● General Motors ● FCA ● Ford ● BMW ● Daimler ● Volkswagen ● Honda	KEY COMPETITORS Mirrors ● SMR Automotive ● Gentex Corporation ● Ficosa International S.A. Lighting ● Valeo S.A. ● Magneti Marelli S.p.A. ● Hella KGaA Hueck & Co.
MECHATRONICS

PRODUCTS ● latching systems ● door systems ● power closure systems ● electronic controllers ● hinges and wire forming (rods)	KEY PROCESSES ● light stamping ● injection molding ● manual and automated assembly	TOP CUSTOMERS ● FCA ● General Motors ● Renault-Nissan-Mitsubishi ● Daimler ● Volkswagen ● Ford ● BMW	KEY COMPETITORS ● Brose Fahrzeugteile GmbH & Co. KG ● Inteva Products, LLC ● Kiekert AG

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SEATING SYSTEMS

Our Seating Systems segment comprises our global seating systems operations.

60 Manufacturing Facilities	8* PDE&S Centres	16 Countries	28,475 Employees	$5.5B 2018 Sales

* Figure includes certain PDE&S centres shared with other reporting segments.

Top Segment Programs

Customer	Vehicle

1. FCA	Chrysler Pacifica, Dodge Grand Caravan

2. Ford	Ford Escape, Ford Kuga, Lincoln MKC

3. FCA	Jeep Grand Cherokee

4. Ford	Ford Transit, Ford Transit Custom

5. General Motors	GMC Acadia, Chevrolet Traverse, Buick Enclave

Segment Trends and Strategic Focus

Our Seating Systems group continues to grow organically by winning new business based on its reputation for delivering innovative seating solutions. Longer term, our Seating Systems group aims to capitalize on its strength in seat mechanisms, vertical integration and reconfigurable seating, specifically to supply reconfigurable seating solutions for applications such as car sharing and autonomous ride sharing.

Product Capabilities

SEATING SYSTEMS

PRODUCTS	KEY PROCESSES	TOP CUSTOMERS	KEY COMPETITORS

• complete seating systems • seat structures, mechanism & hardware solutions • foam & trim products	• traditional “cut and sew” technology • manual and automated assembly • patented Multi-Material Mold-In-Place™ technology • patented EZ-Entry and seat stowing mechanisms systems	• Ford • Fiat/Chrysler • General Motors • Volkswagen • BMW	• Adient plc • Lear Corporation • Faurecia S.A.

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COMPLETE VEHICLES

Our Complete Vehicles segment comprises our global complete vehicle engineering and manufacturing operations.

7* Manufacturing Facilities	27* PDE&S Centres	9 Countries	12,650 Employees	$6.0B 2018 Sales

* Figure includes certain manufacturing facilities and PDE&S centres shared with other reporting segments.

Top Segment Programs

Customer	Vehicle

1. BMW	BMW 5-Series

2. Tata Motors	Jaguar E-Pace

3. Daimler	Mercedes-Benz G-Class

4. Tata Motors	Jaguar I-Pace

Segment Trends and Strategic Focus

Our Complete Vehicles business continues to provide OEM-level expertise to traditional customers seeking a trusted vehicle assembly outsource partner, as well as new market entrants seeking expertise for their traditional, electrified, autonomous and/or smart mobility / MaaS concepts. Traditional OEMs currently represent the substantial majority of our Complete Vehicles group business customers. However, engineering sales with non-traditional customers, including Chinese OEMs, continue to grow. MaaS providers represent an important source of new opportunities since they typically do not have the vehicle development, engineering, integration and assembly capabilities of traditional OEMs and thus require outsource partners to commercialize their concepts. In this segment, we also focus on leveraging our expertise in alternative energy storage and propulsion systems by further strengthening and capitalizing on our know-how in different propulsion systems. In addition, we continue to focus on integration and testing of autonomous driving systems, and we support our customers with one of the most versatile test environments for highly automated vehicles.

Product Capabilities

VEHICLE ENGINEERING & MANUFACTURING

PRODUCTS	KEY PROCESSES	TOP CUSTOMERS	KEY COMPETITORS

• complete vehicle manufacturing • engineering services • fuel systems	• body-in-white • paint • assembly	• BMW • Daimler • Tata Motors • VinFast • Brilliance China • Renault-Nissan-Mitsubishi	Contract Manufacturing • VDL Nedcar B.V. • Valmet Automotive Engineering Services • Bertrandt Group • EDAG Engineering GmbH • IAV GmbH

Tooling & Engineering

As part of our production programs, we design, engineer and manufacture tooling for our own use, as well as for sale to our customers. However, a predominant amount of our tooling used in our production programs is purchased by us from third parties and sold to our customers on a pass-through basis. In addition, we manufacture tooling for our customers on a standalone basis, which is tooling sold separately and not part of a production arrangement. We also provide engineering services independent of our production programs, as well as for programs for which we have production sales.

Acquisitions and Divestitures

For further details of our acquisitions and divestitures in the last three fiscal years, refer to “Schedule B – Acquisitions and Divestitures”.

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7. INNOVATION AND RESEARCH & DEVELOPMENT

FOCUS ON INNOVATION AND TECHNOLOGY

We have historically emphasized technology development and product and process innovation as a key element of our business strategy. See “Section 4 – Our Business & Strategy – Our Business Strategy” for further details. We intend to continue to invest significant resources to develop and commercialize innovative technologies, which will provide additional value to our customers. In addition, we aim to advance some of our sustainability goals through innovations in electrification.

We expect that our involvement with automobile manufacturers and smart mobility partners in the development of innovative product and process technologies will increase as such manufacturers and partners further involve suppliers like us in the overall vehicle concept and development process.

OUR RESEARCH AND DEVELOPMENT PROCESS

Our R&D activities take place at our Division/Operating Group level and at the corporate level. Our Divisional/Operating Groups work with our customers to identify product and technology gaps. Magna’s Corporate R&D team, under the global direction of our Executive Vice-President and Chief Technology Officer, analyze the key mega-trends that are expected to drive future mobility and automotive development. As part of these efforts, our Corporate R&D team engages with the advanced engineering and product development teams of our OEM customers to understand their product strategies and better align our own product strategy and technology development with customer needs.

All of our R&D projects follow an IDP process – a multi-stage process aimed at turning ideas into innovations that can ultimately be commercialized and scaled. The initial phase of the process is designed to foster the generation of ideas and includes, among other things: identification, understanding of and analysis of societal, digital, demographic, regulatory, industry and other trends which may create demand for and thus drive development of new automotive and mobility technologies; review of academic research; collecting and screening ideas submitted through innovation programs; and automotive customer input.

Concepts that progress past this initial stage are further evaluated, including with respect to: fit with our strategy regarding mobility, autonomy and electrification; commercialization potential; and risks and challenges to further development. Selected innovations then progress through subsequent stages towards product or process realization, validation and eventually, product launch.

Our R&D initiatives are supported by and involve close collaboration with our Corporate R&D group. Our Division/Operating Group R&D teams work together with our Corporate R&D group on technology development, and where necessary specific working groups are established to discuss and develop technological solutions.

As a result of our innovation activities, we have also developed a number of product, process and materials innovations, some of which are described in this section 7 under “Innovations” and “Innovation Awards”.

As a key part of our own innovation efforts and to gain further access to innovative thinking outside of our company, we also partner with start-ups and early stage companies, potential inventors, entrepreneurs, universities, technical institutions and the venture capital community to help bring innovative ideas to market. We also look for the best ideas from other industries and apply them to mobility, a process we call “auto-qualifying”. As part of our continuing efforts to develop innovative solutions to the technology challenges of smart mobility and the automotive industry, in the last 12-15 months, we have investigated over 1100 potential innovations, which has led to 22 active projects. Such projects include a new joint venture with Rohinni to produce lighting possibilities that go beyond conventional LEDs and a collaboration with Uhnder in engineering and development of the ICON RADAR, which is able to detect and communicate to the vehicle a topography of static and moving objects. We currently have equity investments in 18 technology partnerships we believe provide important product or technology development opportunities for our future business.

INTELLECTUAL PROPERTY

We own and use numerous patents, trademarks, and other intellectual property in connection with our operations. In addition, certain of our Operating Groups license their technology to third parties on a limited basis. We also license and use, to a minor extent, patents owned by others. From time to time, claims of intellectual property infringement are made by us or against us. At present, we believe that the outcome of any pending claim, whether positive or negative, will not have a material adverse effect upon us. While in the aggregate our intellectual property and licenses are considered important in the operation of our business, we do not consider them of such importance that the expiry of any one patent or license would materially affect our business.

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INNOVATIONS

We believe that innovation has been the foundation of Magna’s success and an important factor in our competitiveness, a key operational priority and a critical element of our business strategy. Our current strategic focus is aimed at responding to key industry trends, as discussed in “Section 4 – Our Business & Strategy – Our Business Strategy”. Some examples of recent innovations are as follows:

Reconfigurable Seating Reconfigurable seating is one of our latest seating innovations. Magna is developing reconfigurable seating solutions and technologies by drawing on digital and market consumer research in China, Europe and the U.S. on consumer day-to-day experiences with vehicle seats. This newly unveiled Magna concept seat system is part of our vision for a flexible vehicle interior that makes seating a changing environment based on actual usage and moves from a passive seat structure with passengers facing forward to a more dynamic structure. This innovation, which includes specific configurations for extra cargo space, long road trips and mobile meetings, can be reconfigured with the touch of a smartphone and responds to changing demands for vehicle occupancy experiences being ushered in by the growth of autonomy and smart mobility.

etelligentDrive™ System/e2 Concept Vehicle With the electrification of the automobile gaining momentum,

Magna has developed a 48-volt transfer case and an array of other 48-volt products, which are designed to help automakers meet global CO2 and fuel-economy regulations. This etelligentDrive eDS 48-volt High Performance System is among the first mild-hybrid transfer cases available to automakers. It is also a four-wheel drive system that provides CO2 savings and improved fuel efficiency.

In addition, Magna has premiered its e2 prototype vehicle in an effort to meet the different electrification needs of different automakers with scalable and easy-to-integrate powertrain configurations. The e2, which represents the entire range of electrification in one vehicle, includes both a hybridized dual-clutch gearbox and an electric rear axle with torque vectoring that can be activated across different power ranges. This allows a demonstration and comparison of ten different powertrain configurations within a single vehicle architecture. Drivers can experience, for example, a mild hybrid for optimal fuel consumption, an electrified four-wheel-drive system for increased traction and safety, and an e-axle with integrated torque vectoring for the improved driving dynamics – all within the e2 prototype vehicle.

3D Surround View System We have announced a partnership with Renesas Electronics

Corporation, a supplier of automotive semiconductor solutions, to accelerate the mass adoption of a new, cost-efficient 3D surround view system designed for entry and mid-range vehicles. The 3D surround view system is a vehicle camera system that provides a 360-degree panoramic view to assist drivers when parking or performing low speed operations. By enabling 3D surround view safety capabilities, the new system can assist automakers to deliver safer and more advanced vehicles to a larger number of car consumers.

Comfort+™ Door Latch

Magna has recently developed the Comfort+ door latch, which is designed to reduce the effort required to open and close the car door and to result in a smooth, consistent feel. Specifically, the Comfort+ turns sliding friction into rolling friction within the mechanics of the door latch with reduced efforts to open and close the vehicle door expected to allow automakers to increase sealing around the door, thus helping to create a quieter cabin.

Solid State LiDAR Recognizing that LiDAR is one of the critical enablers to achieve the desired levels of performance and overall safety in developing autonomous technologies, Magna continues its collaboration with Israeli start-up, Innoviz Technologies, to integrate automotive-grade, solid-state LiDAR into its autonomous driving platform (the MAX4). This solid-state high-resolution LiDAR technology generates an accurate and dense 3D point cloud of the vehicle’s surroundings in real time, even in challenging settings such as direct sunlight, varying weather conditions and environments in which other vehicles are also using LiDAR. Magna and Innoviz have been awarded business by the BMW Group to supply solid-state LiDAR for its upcoming autonomous vehicle production platforms. The supply award demonstrates Magna’s ability to support customers by providing various building blocks of an overall autonomous platform.

MAX4 Autonomous Driving Platform Our MAX4 autonomous driving platform is a fully integrated,

customizable and scalable autonomous driving sensing and compute platform that can enable up to Level 4 autonomous driving capabilities in both urban and highway environments. Level 4 automation includes vehicles that can perform all safety-critical functions for the duration of a trip in a specified operational design domain with no input from a driver, except for destination or navigation input. The MAX4 combines cameras, RADAR, LiDAR and ultrasonic sensors with a compute platform that is designed for easy integration with any automakers’ existing and future platforms – including hybrid and electric vehicles. Additionally, Magna’s compute platform, scalable for high-volume production, is flexible, upgradeable and fully functional with a fraction of power requirements compared to alternative solutions. The MAX4 also retains an automaker’s existing design and styling freedom by not taking up cargo space in the rear of the vehicle or personal space in the main compartment.

The MAX4 is being used in the development of the Magna Autonomous Valet, an app-based, on-demand system that will allow a user to exit the vehicle and initiate autonomous parking. The user will be able to then request an autonomous pick-up, either at the original drop-off location or a pre-determined location, all while monitoring the vehicle’s progress via the app.

Magna International Inc.	33

INNOVATION AWARDS

In addition to the innovations described above, a number of our product and process innovations have received accolades and awards in recent years, including the following:

Multiple Awards for our Thermoplastic Liftgate

We received three industry awards for our completely recyclable thermoplastic liftgate, developed in collaboration with FCA, for the 2019 Jeep Cherokee. Specifically, we placed first in the body exterior category at both the European and North American Society of Plastics Engineers automotive innovation awards and received the Unsurpassed Innovation Award at the Composites and Advanced Materials Expo. The liftgate module is the first high-volume application of an all thermoplastic liftgate produced in one location. It is also the first industry use of infrared welding behind a visible exterior surface, which improves structural and dimensional performance as well as processing time.

Society of Plastics Engineers (SPE) Innovation Awards

Our carbon fibre subframe, the result of an ongoing joint R&D project with Ford, received a first-place innovation award in the chassis category from the Society of Plastics Engineers. The prototype subframe achieves an 82% part reduction by replacing 45 steel parts with two molded parts and six steel parts, as well as a 34% mass savings compared to a subframe made of stamped steel. We also received a first-place innovation award in the enabling technology category for our torsional welding joining process. Torsional welding joins plastic brackets to thermoplastic fascia with a high-speed twisting motion that creates enough friction-based heat to meld them together. Working with a technology partner, we became the first to use torsional welding for automotive fascia.

We also received a Materials Innovation Award from the Society of Plastic Engineers for our class-A body panel made from reclaimed carbon fiber, which weighs 30-40% less than an aluminum version, increasing sustainability, recyclability and lightweighting.

GM Supplier of the Year Awards

We received two GM Supplier of the Year Awards for innovations in lighting and driveline performance at the automaker’s 26th annual Supplier of the Year awards ceremony. One example of the lighting we supply GM is the D-Optic LED Headlamp, an industry-first that uses multiple high-power LEDs and can be custom-developed to a vehicle’s specific styling. This technology debuted on the 2018 Chevrolet Traverse and provides a unique design while also improving forward visibility. In the driveline area, Magna supplies GM with products such as the single-speed Actimax transfer case, two-speed Ultimax transfer case, electronic limited slip differential and Actimax beveloid transfer case. These products provide a variety of benefits to GM vehicles, including improved handling and performance, dynamic four-wheel and all-wheel drive, and optimized fuel efficiency.

We previously received the General Motors Supplier of the Year Innovation Award in 2017 for our use of laser cutting and welding on the front fascias which appear on the 2017 Chevrolet Camaro ZL1. The innovative process used provides greater flexibility when making lower-volume parts and enables weight savings by using thinner-walled components.

Autonomous Vehicle Technology (AVT) 2019 ACES Awards

We received an ACES award in the Mobility Services category from Autonomous Vehicle Technology (AVT) magazine for our investment and collaboration with Lyft to fund, develop and manufacture self-driving systems. We were also named as a winner in the Sensors category for our ICON RADAR high-resolution automotive radar technology, which incorporates advanced technology used by the U.S. military to provide precise detection, extensive range and high resiliency.

AutomotiveINNOVATIONS Award

In the last couple of years, we have twice won The Center of Automotive Management (CAM) and PricewaterhouseCoopers (PwC) Germany AutomotiveINNOVATIONS Award as the Most Innovative Automotive Supplier. Our latest award was in the chassis, car body and exterior category for its new process of welding steel and aluminum together to make a multi-material vehicle structure with less mass and weight than an all-steel version.

8. CAPITAL STRUCTURE, FINANCINGS & CREDIT RATINGS

Authorized Share Capital

Our authorized share capital consists of an unlimited number of Common Shares and 99,760,000 Preference Shares, issuable in series, all with no par value. As of March 22, 2019, the Record Date for our Meeting, a total of 323,082,913 Common Shares were issued and outstanding. No Preference Shares have been issued or are outstanding.

The following is a brief description of the significant attributes of our authorized share capital and is qualified in its entirety by reference to the detailed provisions in our charter documents. The attributes of our Common Shares and our Preference Shares are set out in our charter documents.

Common Shares

The holders of our Common Shares are entitled:

•	to one vote for each Common Share held at all meetings of our shareholders, other than meetings of the holders of another class or series of shares;
•	to receive any dividends that may be declared by our Board, subject to the preferential rights attaching to any shares ranking in priority to our Common Shares; and
•

to receive, after the payment of our liabilities and subject to the rights of the holders of any shares ranking in priority to our Common Shares, all our property and assets available for distribution in the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, or any other distribution of assets among our shareholders for the purpose of winding-up our affairs.

For further details of the market for our securities, refer to “Schedule C – Market for Securities”.

34	Annual Information Form

Preference Shares

Our Board may, without the approval of any of our shareholders, fix the number of shares in, and determine the attributes of, an individual series of Preference Shares and issue shares of such series from time to time. The shares of each such series will be entitled to a preference over our Common Shares, but will rank equally with the Preference Shares of every other series with respect to the payment of dividends and in the distribution of all our property and assets available for distribution in the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, or any other distribution of assets among our shareholders for the purpose of winding-up our affairs. No Preference Shares have been issued or are outstanding and we do not currently anticipate issuing any such shares. In the event we do issue Preference Shares in the future, we would expect to issue them solely for legitimate financing purposes and not to block a change of control transaction.

Amendments to Share Provisions and Other Matters

The provisions attaching to our Preference Shares, to a series of our Preference Shares and to our Common Shares may not be deleted or varied without the approval of the holders of the class or series concerned. In addition, no shares of a class ranking prior to or on a parity with our Preference Shares, or our Common Shares, may be created without the approval of the holders of the class or each series of the class concerned. Any approval required to be given must be given by two-thirds of the votes cast by those present or voting at a meeting of the holders of the class or series concerned duly called for that purpose in addition to any other consent or approval required by law.

Dividends

The following table sets forth the cash dividends paid and payable on our Common Shares in respect of each quarter for the last three years.

We intend to continue paying a quarterly dividend from our cash flow from operations, with the aim of regularly increasing the dividend consistent with our practice since 2010. The declaration and payment of dividends, including the dividend rate, is reviewed quarterly by our Board and is subject to the Board’s discretion taking into account our cash flow, capital requirements, our financial condition and other factors they consider relevant. See “Section 5 – Risk Factors”.

Dividend Reinvestment Plan (DRIP)

Since 1994, we have maintained a dividend reinvestment plan in which registered shareholders have the option to purchase additional Common Shares by investing the cash dividends paid on their shares.

Financings and Securities/Corporate Transactions

Issuance of Senior Unsecured Notes

On August 24, 2017, we filed a short form base shelf prospectus (“2017 Shelf Prospectus”) with the Ontario Securities Commission (“OSC”) and a corresponding shelf registration statement with the United States Securities and Exchange Commission (“SEC”) on Form F-10 (“2017 Registration Statement”) to provide for the offering in Ontario and the United States of up to an aggregate of $2 billion of senior unsecured notes from time to time over a 25 month period.

On September 25, 2017 we issued €600,000,000 in 1.500% senior unsecured notes due September 25, 2027 pursuant to the 2017 Shelf Prospectus and 2017 Registration Statement.

Magna International Inc.	35

We previously issued the following senior unsecured notes pursuant to previous shelf prospectuses and registration statements, and in the case of the CAD$425,000,000 senior unsecured notes, by way of private placement to accredited investors in each of the provinces of Canada:

Issuance Date	Amount Issued	Interest Rate	Maturity Date
June 16, 2014	$750,000,000	3.625%	June 15, 2024
September 23, 2015	$650,000,000	4.150%	October 1, 2025
November 24, 2015	€550,000,000	1.900%	November 24, 2023
December 7, 2015	CAD$425,000,000	3.100%	December 15, 2022

The prospectus supplements which describe each of the notes above have been filed on SEDAR (www.sedar.com).

Global Credit Facility

We maintain a $2.75 billion syndicated revolving credit facility that expires on June 22, 2023. The facility includes a $200 million Asian tranche, a $100 million Mexican tranche and a tranche for Canada, U.S. and Europe, which is fully transferable between jurisdictions and can be drawn in U.S. dollars, Canadian dollars or euros.

On October 12, 2018, we entered into a $300 million, 364-day syndicated revolving credit facility, which can be drawn in U.S. dollars or Canadian dollars.

Commercial Paper Programs

We maintain a euro-commercial paper program (the “ECP Program”) and a U.S. commercial paper program (the “USCP Program”), each backstopped by our Global Credit Facility. Under the ECP Program, one of our indirect wholly-owned subsidiaries may, from time to time, issue euro-commercial paper notes (the “ECP Notes”), subject to an aggregate maximum of €500 million or its equivalent in alternative currencies. Under the USCP Program, we may, from time to time, issue commercial paper notes (the “US Notes”), subject to an aggregate maximum of $1 billion or its equivalent in alternative currencies. As at December 31, 2018, we have issued €140 million and $902 million under the ECP Program and USCP Program, respectively.

Normal Course Issuer Bid

On November 12, 2018, the Toronto Stock Exchange (“TSX”) accepted our Notice of Intention (the “Notice”) to Make a Normal Course Issuer Bid relating to the purchase of up to 33,200,000 Magna Common Shares (the “2019 Bid”), representing approximately 10% of our “public float” of Common Shares. The primary purposes of the 2019 Bid are purchases for cancellation, as well as purchases to fund our stock-based compensation awards or programs and/or our obligations to our deferred profit sharing plans. The 2019 Bid commenced on November 15, 2018 and will terminate no later than November 14, 2019.

Purchases of Common Shares under the 2019 Bid as of the date of this AIF have been made on the TSX or the NYSE at the prevailing market price at the time of purchase and in accordance with the rules and policies of the TSX or in compliance with Rule 10b-18 under the U.S. Securities Exchange Act of 1934, respectively, or through other published markets, or by such other means permitted by the TSX. We entered into a pre-defined automatic securities purchase plan with a designated broker to facilitate the purchase of Magna Common Shares during blackout periods.

We have purchased the following Common Shares pursuant to the 2019 Bid as at March 22, 2019, and under our previous normal course issuer bid which commenced on November 15, 2017 and terminated on November 14, 2018 (“2018 Bid”):

	2019 Bid	2018 Bid
Shares purchased and cancelled	10,547,821	29,641,909(1)
Shares purchased and retained for stock-based compensation awards or programs and/or deferred profit sharing plans	93,702	0
Total	10,641,523	29,641,909

Notes:

(1)

1,867,100 Common Shares were purchased pursuant to two specified share repurchase programs with two arm’s length, third-party sellers at a discount to prevailing market prices pursuant to issuer bid exemption orders issued to us by the OSC on November 21, 2017.

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Ratings

As of the date of this AIF, we have been assigned the ratings in the table below:

Credit Rating Agency	Issuer Rating	Senior Debt Rating	Short-Term Debt Rating	Outlook/ Trend
Dominion Bond Rating Service (“DBRS”)(1)	A (low)	A (low)	R-1 (low)	Stable
Moody’s Investor Services (Moody’s)(2)	A3	A3	P-2	Stable
Standard & Poor’s (S&P)(3)	A–	A–	A-2	Stable

Notes:

(1)

DBRS’s issuer and senior debt ratings are based on its long-term rating scale that ranges from “AAA” to “D” which represents the range from an issuer with the highest credit quality to one that has filed under bankruptcy, insolvency or winding up legislation or failed to satisfy an obligation after exhausting grace periods. A rating in the “A” rating category is in the third highest category of the relevant scale of eight major categories and is considered by DBRS to be of good credit quality, with substantial capacity for payment of financial obligations. “High” and “low” grades are used to indicate the relative standing of credit within a particular rating category. The absence of one of these designations indicates a rating which is in the middle of the category, excluding the AAA and D categories for which the “high”, “middle” or “low” designations are not used. The DBRS rating trends provide guidance in respect of DBRS’ opinion regarding the outlook for the rating in question, with rating trends falling into one of three categories – “Positive”, “Stable” or “Negative”. The rating trend indicates the direction in which DBRS considers the rating is headed should present tendencies continue, or in some cases, unless challenges are addressed. A “Positive” or “Negative” does not necessarily indicate a rating change is imminent, but rather the trend represents an indication that there is a greater likelihood that the rating could change in the future versus if a “Stable” trend was assigned.

DBRS’s short-term debt rating is based on its commercial paper and short-term debt rating scale that ranges from “R-1 (high)” to “D” which represents the range from an issuer with the highest credit quality to one that has filed under bankruptcy, insolvency or winding up legislation or failed to satisfy an obligation after exhausting grace periods. A rating in the “R-1 (low)” category represents the third highest category of the relevant scale of ten major categories and is considered by DBRS to be of good credit quality, with substantial capacity for payment of financial obligations.

(2)

Moody’s senior unsecured issuer rating is an opinion as to our future relative creditworthiness. The credit rating is based on a rating scale that, for global automotive suppliers, ranges from “Aaa” to “C”, which represents the range from those obligations with minimal credit risk to those obligations that are in default with little prospect of recovery. Issuer’s in the “A” rating category are in the third highest category of the relevant scale of nine major categories and are considered by Moody’s to be subject to low credit risk. The determination of the overall rating assigned to a global automotive supplier is based on an assessment of an issuer’s performance in four broad weighted categories which are further broken down into 13 weighted sub-factors each of which maps to a specific letter rating in the range above. The indicated rating category for each sub-factor (i.e., Aaa, Aa, etc.) is then converted into a numeric value, which is then multiplied by the weight for that sub-factor with the results then totaled to produce a composite weighted-factor score, that is itself then mapped back to an alphanumeric rating based on the ratings range from Aaa to C. Moody’s appends the numerical modifiers 1, 2, or 3 to each generic rating classification from Aa through Caa. The modifiers 1, 2 and 3 indicate that the obligation ranks in the higher end, mid-range or lower end of its generic rating category, respectively. The Moody’s rating outlook is an opinion regarding the likely direction of an issuer’s rating over the medium term, and fall into one of four categories: Positive, Negative, Stable or Developing.

(3)

S&P’s issuer credit rating is a current opinion of our overall financial capacity (i.e. credit worthiness) to pay our financial obligations in full and on time. This credit rating is based on a rating scale that ranges from “AAA” to “D”, which represents the range from extremely strong capacity to meet financial obligations to a failure to pay one or more financial obligations when it came due. An issuer with a long-term issuer rating in the “A” rating category is in the third highest category of the relevant scale of ten major categories and is considered by Standard & Poor’s to have a strong capacity to meet its financial commitments but is somewhat more susceptible to the adverse effects of changes in circumstances and economic conditions than issuers in higher-rated categories. The ratings from “AA” to “CCC” may be modified by the addition of a plus (+) or minus (-) sign to show relative standing within the major rating categories. The lack of one of these designations indicates a rating that is in the middle of the category. The S&P rating outlook assesses the potential direction of a credit rating over the intermediate term (typically six months to two years), but is not necessarily a precursor to a rating change. A “Stable” outlook rating means the rating is not likely to change.

Credit ratings are intended to provide investors with an independent measure of the credit quality of debt and securities. The credit ratings assigned to us or our senior debt by the rating agencies are not recommendations to purchase, hold or sell our debt or securities, since such ratings do not address market price or suitability for a particular investor. There is no assurance that any rating will remain in effect for any given period of time or that any rating will not be revised or withdrawn entirely by a rating agency in the future, if in its judgement, circumstances warrant. We have made payments in the ordinary course to the rating agencies listed above in connection with the assignment of ratings on our securities. In addition, we made payments to Moody’s and S&P in connection with the confirmation of our ratings in respect of the issuance of our Senior Notes and continued issuance of our ECP Program and USCP Program.

Magna International Inc.	37

9. DIRECTORS & EXECUTIVE OFFICERS

DIRECTORS

Our Board currently consists of the following members:

Name & Municipality of Residence	Director Since	Principal Occupation
Scott B. Bonham(1) California, U.S.A.	May 10, 2012	Corporate Director and Co-Founder, Intentional Capital
Peter G. Bowie Ontario, Canada	May 10, 2012	Corporate Director
Mary S. Chan New Jersey, U.S.A.	August 10, 2017	Managing Partner of VectoIQ LLP and Corporate Director
Dr. Kurt J. Lauk Baden-Württemberg, Germany	May 4, 2011	Co-Founder & President, Globe CP GmbH
Robert F. MacLellan Ontario, Canada	May 10, 2018	Chairman, Northleaf Capital Partners
Cynthia A. Niekamp Michigan, U.S.A.	May 8, 2014	Corporate Director
William A. Ruh New South Wales, Australia	May 11, 2017	Chief Executive Officer, Digital, Lendlease Group
Dr. Indira V. Samarasekera British Columbia, Canada	May 8, 2014	Senior Advisor, Bennett Jones LLP and Corporate Director
Donald J. Walker Ontario, Canada	November 7, 2005	Chief Executive Officer of Magna
Lawrence D. Worrall Ontario, Canada	November 7, 2005	Corporate Director
William L. Young(2)(3) Massachusetts, U.S.A.	May 4, 2011	Corporate Director

Notes:

(1)	Effective January 1, 2018, Mr. Bonham entered into a consulting arrangement with a subsidiary of Magna under which he will provide venture capital and technology advisory services to Magna.

(2)	Chairman of the Board.

(3)

Mr. Young was a director of Pharmetics (2011) Inc., a private company, until he resigned in connection with the sale of Pharmetics in September 2017. Approximately five months after the sale, in February 2018, Pharmetics filed a Notice of Intention to Make a Proposal under the Bankruptcy and Insolvency Act (Canada) and was subsequently declared bankrupt as of March 16, 2018.

All of our directors were elected to their present terms of office by our shareholders at our Annual Meeting of Shareholders held on May 10, 2018. The term of office for each director expires at the conclusion of the next annual meeting of our shareholders. Mr. Worrall is retiring from the Board at the end of his current term and thus is not standing for re-election at our next annual meeting. A new candidate, Ms. Lisa S. Westlake, is a nominee for the first time. For more information about Ms. Westlake’s qualifications and experience, see the “Election of Directors” section of our Circular, which is incorporated by reference into this AIF. No executive committee of the Board has been constituted.

All of the directors have held the principal occupations identified above (or another position with the same employer) for not less than five years, except as follows:

•	Mr. Bonham was a Venture Partner of GGV Capital from 2011 to June 2015, a venture capital firm he co-founded in 2000;

•	Ms. Niekamp was Senior Vice-President, Automotive Coatings, PPG Industries, Inc. from July 2010 to March 2016;

•

Mr. Ruh was Chief Executive Officer, Senior Vice-President and Chief Digital Officer, GE Digital from September 2015 to December 2018 and Vice-President and Global Technology Director, GE from February 2011 to August 2015; and

•	Ms. Samarasekera was President & Vice-Chancellor of the University of Alberta from July 2005 to July 2015.

All of our directors, with the exception of Mr. Walker, our CEO, and Mr. Bonham, a non-independent, non-executive director, have been determined by our Board to be “independent directors” within the meaning of such term under applicable law.

Board Committees

A copy of our Audit Committee Charter, as well as the charters of our other Board Committees and of our Board, is available on our website (www.magna.com) and has been filed on SEDAR (www.sedar.com) and on EDGAR (www.sec.gov/edgar) and is incorporated by reference into this AIF. Additional information about our Audit Committee is contained under “Corporate Governance – Report of the Audit Committee” in our Circular for our Meeting, which is incorporated by reference into this Annual Information Form.

38	Annual Information Form

Membership of these Committees as of the date of this AIF are as follows:

Name(1)	Audit Committee	Corporate Governance, Compensation & Nominating Committee	Technology Committee
Peter G. Bowie	•
Mary S. Chan			•
Dr. Kurt J. Lauk
Robert F. MacLellan	•
Cynthia A. Niekamp	•
William A. Ruh		•	•
Dr. Indira V. Samarasekera		•
Lawrence D. Worrall(2)
William L. Young

• Committee Member	Committee Chair

Notes:

(1)	As a consultant to the Company, Mr. Bonham does not serve on any Board Committees.

(2)	Mr. Worrall is retiring from the Board at the end of his current term and thus is not standing for re-election at our next annual meeting of the shareholders.

Additional details regarding our Committee structure can be found in the “Corporate Governance” section of our Circular.

Magna International Inc.	39

EXECUTIVE OFFICERS

Our executive officers currently consist of the following persons:

Name & Municipality of Residence	Principal Occupation

Donald J. Walker Ontario, Canada	Chief Executive Officer (since November 2010; previously Co-CEO since April 2005)
Vincent J. Galifi Ontario, Canada	Executive Vice-President (since September 1996) and Chief Financial Officer (since December 1997)
Riccardo C. Trecroce Ontario, Canada	Executive Vice-President and Chief Legal Officer (since May 2018)
Guenther F. Apfalter Upper Austria, Austria	President, Magna Europe (since February 2011) and President, Magna Steyr (since May 2018)
Seetarama S. Kotagiri Michigan, U.S.A.	Executive Vice-President and Chief Technology Officer (since January 2014) and President, Magna Power and Vision (since May 2018)
Aaron D. McCarthy Ontario, Canada	Executive Vice-President and Chief Human Resources Officer (since January 2019)
Francis C. Seguin Ontario, Canada	Executive Vice-President, Corporate Projects and Strategy Development (since February 2016)
Tommy J. Skudutis Ontario, Canada	Executive Vice-President (since May 2018) and Chief Operating Officer (since May 2007)
James J. Tobin, Sr. Michigan, U.S.A.	Chief Marketing Officer (since May 2010) and President, Magna Asia (since February 2012)

To the extent that our executive officers have not held the offices identified above for the last five years, they have held the following offices or positions with us and/or have had the following principal occupations during the last five years:

•

Prior to joining Magna, Mr. McCarthy was a Vice-President at a global energy company from August 2013 to December 2015. Mr. McCarthy joined Magna in January 2016 as Vice-President, Human Resources, the Americas and India and remained in this role until December 2018;

•	Mr. Seguin was President of Magna Closures from January 2010 to January 2016; and
•	Mr. Trecroce was Vice-President and General Counsel, North America from May 2009 to May 2014 and Vice-President and General Counsel, Americas and Asia from May 2014 to May 2018.

Beneficial Ownership of Securities

All our directors and executive officers (as a group 19 persons) owned beneficially or exercised control or direction over 3,173,934 Common Shares representing approximately 1.0% of the class, as at March 22, 2019. Our issued and outstanding Common Shares are held as follows:

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10. LEGAL PROCEEDINGS

Antitrust Investigation

In September 2014, the Conselho Administrativo de Defesa Economica, Brazil’s Federal competition authority, attended at one of the Company’s operating divisions in Brazil to obtain information in connection with an ongoing antitrust investigation relating to suppliers of automotive door latches and related products. Proceedings of this nature can often continue for several years. At this time, management is unable to predict the duration or outcome of the Brazilian investigation.

The Company’s policy is to comply with all applicable laws, including antitrust and competition laws. The Company has completed its previously announced global review focused on antitrust risk and does not currently anticipate any material liabilities in connection with the review.

In the event of an antitrust violation, Magna could be subject to fines, penalties, restitution settlements and civil, administrative or criminal legal proceedings and other consequences, including reputational damage.

Other

In the ordinary course of business activities, we may become contingently liable for litigation and claims with customers, suppliers, former employees and other parties. In addition, we may be, or could become, liable to incur environmental remediation costs to bring environmental contamination levels back within acceptable legal limits. On an ongoing basis, we assess the potential of any adverse judgments or outcomes to these matters, as well as any associated probable costs and losses.

A determination of the provision required, if any, for these contingencies is made after analysis of each individual issue. The required provision may change in the future due to new developments in each matter or changes in approach, such as a change in settlement strategy in dealing with these matters.

Warranty, Product Liability and Recall Costs

In certain circumstances, we are at risk for warranty costs, including product liability and recall costs. Due to the nature of the costs, we make our best estimate of the expected future costs, however, the ultimate amount of such costs could be materially different. We continue to experience increased customer pressure to assume greater warranty responsibility. Currently, under most customer agreements, we only account for existing or probable claims. Under certain complete vehicle engineering and assembly contracts, and with respect to certain powertrain systems programs, we record an estimate of future warranty-related costs based on the terms of the specific customer agreements and the specific customer’s, or our own, warranty experience.

11. OTHER INFORMATION

Additional Information

Our Circular contains the following additional information:

•	our directors’ and named executive officers’ remuneration and indebtedness;
•	our voting securities and their principal holders; and
•	securities authorized for issuance under our equity-based compensation plans.

Additional financial information about us is provided in our consolidated financial statements as at and for the two-year period ended December 31, 2018 and in our MD&A. These documents and additional information about us may be found on SEDAR, at www.sedar.com, on EDGAR at www.sec.gov/edgar and on our website, at www.magna.com.

Interests of Management & Others in Material Transactions

Reference is made to “Interests of Management and Other Insiders in Certain Transactions” in our Circular for our Meeting, which is incorporated by reference into this AIF.

Transfer Agent & Registrar

The transfer agent and registrar for our Common Shares is Computershare Trust Company of Canada, at its principal offices in Toronto, Ontario. The co-transfer agent and co-registrar for our Common Shares in the United States is Computershare Trust Company, N.A., at its offices in Canton, Massachusetts.

Interests of Experts

Our independent auditor for the 2018 fiscal year is Deloitte LLP. Deloitte LLP is independent within the meaning of the Rules of Professional Conduct of the Chartered Professional Accountants of Ontario, and the applicable rules and regulations adopted by the SEC and the Public Company Accounting Oversight Board (United States) (PCAOB). Additional information regarding the fees paid to our independent auditors is contained under “Business of the Meeting – Reappointment of Deloitte as Magna’s Independent Auditors” in our Circular, which is incorporated by reference into this AIF.

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SCHEDULES

SCHEDULE A

SUBSIDIARIES AND INVESTMENTS IN AFFILIATED COMPANIES

Subsidiaries

A list of our principal subsidiaries and each of their jurisdictions of incorporation as of December 31, 2018 is set out below. Our legal structure (including that of our subsidiaries) is not necessarily indicative of our operational structure.

Subsidiary(1)(2)	Voting Securities	Jurisdiction of Incorporation
1305290 Ontario Inc.	100%	Ontario
Magna International Investments S.A.	100%	Luxembourg
Magna International Automotive Holding GmbH	100%	Austria
Magna Automotive Europe GmbH	100%	Austria
Magna Automotive Holding GmbH	100%	Austria
Magna Metalforming AG	100%	Austria
Magna Steyr AG & Co. KG	100%	Austria
Magna Powertrain GmbH & Co KG	100%	Austria
Magna Steyr Fahrzeugtechnik AG & Co. KG	100%	Austria
Magna Powertrain GmbH	100%	Austria
Getrag PT GmbH	100%	Germany
New Magna Investments N.V.	100%	Belgium
Magna Automotive Holding (Germany) GmbH	100%	Germany
175 Holdings ULC	100%	Alberta
Magna US Holding, Inc.	100%	Delaware
Cosma International of America, Inc.	100%	Michigan
Intier Automotive of America, Inc.	100%	Delaware
Intier Automotive of America Holdings, Inc.	100%	Delaware
Magna Seating of America, Inc.	100%	Delaware
Magna Exteriors Holdings, Inc.	100%	Delaware
Magna Exteriors of America, Inc.	100%	Delaware
Magna Mirrors of America, Inc.	100%	Michigan
Magna International (Hong Kong) Limited	100%	Hong Kong
Magna Powertrain Inc.	100%	Ontario
Magna Seating Inc.	100%	Ontario
Magna Exteriors Inc.	100%	Ontario
Magna Powertrain de Mexico, S.A. de C.V.	100%	Mexico

Notes:

(1)

The table shows the percentages of the votes attached to all voting securities and of each class of non-voting securities, owned by us or over which control or direction is exercised by us. Parent/subsidiary relationships are identified by indentations. Percentages represent the total equity interest in a subsidiary, which is not necessarily indicative of percentage voting control.

(2)

Subsidiaries not shown each represent less than 10% of our total consolidated revenues and total consolidated assets (although not all subsidiaries shown necessarily each represent more than 10% of our total consolidated assets and total consolidated sales) and, if considered in aggregate as a single subsidiary, represent less than 20% of our total consolidated revenues and total consolidated assets.

Investments in Affiliated Companies

Our principal investments in affiliated companies are the following:

Joint Venture	Magna Equity Ownership %	Partner(s)	Reporting Segment
Litens Automotive Partnership	76.7% (non-controlling 50% voting interest)	Current and retired members of senior Litens management	Power & Vision
Getrag Ford Transmission GmbH	50.0%	Ford Motor Co.	Power & Vision
Getrag (Jiangxi) Transmission Co., Ltd	66.7%	Jiangling Motor Company Group	Power & Vision
Dongfeng Getrag Transmission Co. Ltd	50.0%	Dongfeng Motor Group Company	Power & Vision
Hubei HAPM MAGNA Seating Systems Co., Ltd.	49.9%	Hubei Aviation Precision Machinery Co., Ltd.	Seating Systems

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SCHEDULE B

ACQUISITIONS AND DIVESTITURES

We have completed a number of acquisitions, divestitures, financings and securities/corporate transactions in the last three fiscal years, including those listed below. None of these acquisitions constitutes a “significant acquisition” within the meaning of such term in National Instrument 51-102 – Continuous Disclosure Obligations of the Canadian Securities Administrators. Additional information about the acquisitions and/or divestitures listed below can be found in Note 7 of our consolidated financial statements as at and for the two-year period ended December 31, 2018, and Note 6 of our consolidated financial statements as at and for the two-year period ended December 31, 2017.

ACQUISITIONS

Year	Acquisition
2018	OLSA S.p.A.
2017	None
BÖCO Boddecker & Co. GmbH & Co. KG
2016	Telemotive AG
Getrag Group of Companies

DIVESTITURES

Year	Divestiture
2018	None
2017	Minority interest in Shin Young Co., Ltd. joint venture
2016	None

Magna International Inc.	43

SCHEDULE C

MARKET FOR SECURITIES

Our Common Shares are listed and posted for trading on the TSX under the trading symbol “MG”, and on the New York Stock Exchange under the trading symbol “MGA”.

The high and low sale prices and volume of shares traded for our Common Shares, as reported by the TSX and NYSE, respectively, for the months during the year ended December 31, 2018 were as follows:

Month	TSX High (C$)	TSX Low (C$)	TSX Volume	NYSE High ($)	NYSE Low ($)	NYSE Volume
January	74.75	69.95	20,944,758	59.99	56.30	27,602,222
February	73.48	63.63	22,232,013	57.73	50.78	26,743,195
March	74.86	67.10	23,486,437	58.00	51.76	29,520,636
April	77.41	69.78	19,891,451	61.56	53.91	25,856,295
May	85.61	75.41	18,754,178	67.47	58.46	24,145,087
June	87.13	76.29	21,494,921	66.81	58.03	22,560,795
July	81.27	73.38	20,751,957	61.65	55.90	24,701,134
August	79.24	68.12	26,777,092	60.79	52.25	32,765,496
September	73.66	67.63	21,033,554	56.94	51.34	24,104,664
October	74.40	59.93	31,628,452	57.85	45.73	41,670,922
November	68.81	63.17	25,655,614	52.50	47.32	28,330,785
December	68.16	58.74	21,875,104	51.73	42.88	24,172,029

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APPENDIX

SUSTAINABILITY

REPORT

2018

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Sustainability influences the way we run our business, operate our facilities and contribute to communities around the world. We strive to conduct business in ways that respect the rights of stakeholders, including shareholders, employees, customers and the communities in which we operate. At its essence, we are committed to being a responsible corporate citizen and have backed our commitment with concrete actions in five core areas.

ENVIRONMENTAL RESPONSIBILITY & STEWARDSHIP

250+ FACILITIES ISO 14001 CERTIFIED

Our Commitment to Health, Safety and the Environment

We strive to be an industry leader in health, safety and environmental practices in all our operations through technological innovation and process efficiencies to minimize the impact of our operations on the environment and to provide safe and healthful working conditions. In furtherance of this objective, our Health, Safety and Environmental Policy (“HSE Policy”) commits us to, among other things:

• complying with, and exceeding where reasonably possible, all applicable health, safety and environmental laws, regulations and conforming with our internal standards based on generally accepted environmental practices and industry codes of practice;

• regularly evaluating and monitoring past and present business activities impacting on health, safety and environmental matters;

• improving the efficient use of natural resources, including energy and water;

• minimizing waste streams and emissions;

• implementing effective recycling in manufacturing operations, in each case, through the use of locally set continuous improvement targets;

37 FACILITIES IS0 50001 CERTIFIED

•	utilizing innovative design and engineering to reduce the environmental impact of our products during vehicle operation and at end of life;
•	ensuring that a systematic review program is implemented and monitored at all times for each of our operations, with a goal of continuous improvement in health, safety and environmental matters; and
•	reporting to the Board at least annually.

The full text of our HSE Policy is located on our website (www.magna.com).

Environmental Compliance

We are subject to a wide range of environmental laws and regulations relating to emissions, soil and ground water quality, wastewater discharge, waste management and storage of hazardous substances. Magna has a strong global environmental program that includes routine assessment of environmental compliance. This environmental program consists of third party and internal audits and inspections of our facilities for compliance with local regulations, internal corporate environmental requirements and industry best practices as detailed in the diagram below:

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Audit	Inspection

Risk Assessment & Action Plan

●

Each action item identified in an audit or inspection is assigned a risk score, and the risk scores of all action items are combined to establish an overall environmental performance rating for the Division

●	The Division is provided with a report containing recommendations which are prioritized based on the level of risk identified in the risk assessment
●	The Division is required to develop a corrective action plan to reduce/eliminate the identified risk

Management Oversight, Performance Tracking & Reporting

●

Magna’s Environmental Department provides ongoing assistance to Division personnel in resolving action plan items and also reviews and approves action items that have been submitted for closure from Divisions

●	Audit/Inspection findings are also communicated to our Operating Groups to enhance oversight and Group management commitment to resolving action items
●	A performance review takes place with Operating Group global and regional personnel on a quarterly basis
●	An escalation process is in place to deal with action items that are not being resolved on a timely basis, with additional environmental risk awareness training provided to the relevant Division

Magna’s Environmental Department presents updates on environmental compliance to the Corporate Governance, Compensation and Nominating Committee (“CGCNC”) of Magna’s Board, which is comprised solely of independent directors.

General environmental awareness training is provided to employees by our Environmental Department at the corporate level and certain management representatives at the facilities, which is included as part of ISO 14001 certification compliance. In addition, our corporate Environmental Department holds regional conferences on a regular basis for representatives of our manufacturing facilities in order to:

●	reinforce our commitment to environmental responsibility;
●	communicate changes in local and regional regulations; and
●	share best practices with respect to environmental protection, compliance and sustainability initiatives.

We are also subject to environmental laws that require prevention of environmental contamination and, where contamination has occurred, to investigate and remediate to acceptable levels. To date, the aggregate costs incurred in complying with environmental laws and regulations, including the costs of clean-up and remediation, have not had a material adverse effect on us. We have set aside approximately $14.3 million for 13 sites with active environmental remediation projects. No additions to this amount were required in 2018. During 2018, we spent approximately $1 million on environmental clean-up and remediation costs and currently estimate similar expenditures for 2019.

Responding to Climate Change Opportunities and Risks

Climate change – the alteration of long-term weather patterns and increasing frequency of extreme weather events – presents both opportunities and challenges for OEMs and suppliers in the automotive industry. We seek to realize the opportunities through sustainability-focused innovation, while addressing the risks in several ways, such as minimizing the impact of our operations, CO2 reduction through lean logistics, and climate risk mitigation for our property portfolio.

Sustainability-Focused Innovation

We develop technologies that help our OEM customers bring to market vehicles which meet or exceed consumer expectations regarding fuel consumption and greenhouse gas (GHG) emissions. Our contribution in this regard is through:

●	use of advanced and lightweight materials;
●	components and systems with reduced mass through use of advanced/lightweight materials, innovative multi-material joining processes, increased use of electronics and reduced number of parts;
●	solutions to help optimize internal combustion engines; and
●	innovative powertrain products, such as hybrid and fully electric drivetrains, as well as electrified accessory systems.

Examples of our activities to develop sustainable products are discussed in “Section 4 – Our Business & Strategy – Our Business Strategy” and “Section 7 – Innovation and Research & Development – Innovations; and Innovation Awards”.

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Minimizing the Impact of Our Operations

We strive to improve the efficiency of our manufacturing operations, including through the energy, water and waste reduction efforts discussed below under “Energy, Water and Waste Reduction”. Our operations are not major GHG emitters and generally do not exceed local GHG reporting thresholds. Accordingly, we do not currently anticipate that current or future regulatory targets for GHG reduction or future GHG emission caps would have a material impact on our overall operations.

Reducing CO2 through Lean Logistics Management

Magna has implemented a lean approach that incorporates sustainability considerations in materials management and logistics. These sustainable lean logistics initiatives aim to achieve synergies and efficiencies that reduce both costs and our environmental impact, including by reducing CO2 emissions, energy use, water consumption and waste.

We conduct analyses at our facilities and those of certain sub-suppliers to determine complete processing times from the initial supplier stage to the final customer delivery stage. Weekly deliveries, internal warehouse procedures, interim transporting, external warehousing and monthly deliveries to customers are areas of particular focus. These analyses allow us to simplify our logistics processes and determine ways to reduce our CO2 emissions.

Property Risk Mitigation

Extreme weather events such as floods and windstorms and other natural disasters such as earthquakes may cause catastrophic destruction to our or our sub-suppliers’ facilities, which could in turn disrupt our production and/or prevent us from supplying products to our customers. Given the diversity of climates to which we are exposed in our operations across 28 countries globally, we maintain a global property risk control program that includes risk assessment and mitigation strategies to address, where practical, physical risks related to applicable extreme weather events. The program, which includes risk engineering with support from a third party property risk engineering consulting firm, includes the following and other elements to enhance the resiliency of our facilities and minimize the risk of disruption to our operations from extreme weather events: pre-screening of facility site selection; acquisition risk assessments; facility construction design review and recommendations; and training and education. In addition, the program extends the risk assessment by identifying and evaluating potential exposures to our direct supply chain (including natural hazards) which could disrupt business operations. Where such supply chain exposures are identified, a more detailed assessment may be performed to better understand the supply chain risk, including further on-site assessment, where practicable.

Reporting

We participate in the Carbon Disclosure Project, a not-for-profit project designed to provide investors with information relating to corporate GHG emissions, water use and perceived corporate risk due to climate change. In addition, Magna provides sustainability reporting directly to our customers. These assessments are supplier requirements and typically follow common reporting templates approved by automotive industry associations in North America (Automotive Industry Action Group) and Europe (CSR Europe/Drive Sustainability).

Hazardous Waste and Industrial Emissions

We operate a number of manufacturing facilities that use environmentally-sensitive processes and hazardous materials. We believe that all of these operations meet, in all material respects, applicable governmental standards for waste handling and emissions. Some of our facilities have in the past and may in the future receive a notice of violation or similar communication from local regulators during routine reviews. We have in the past and will continue in the future to address any such notices promptly.

Energy Efficiency, Water and Waste Reduction

We aim to achieve efficiencies in and minimize waste from our manufacturing operations by focusing on increasing energy efficiency, as well as reducing water consumption and waste generation.

Energy Efficiency

Our efforts to reduce energy consumption and operate facilities on a more energy efficient basis forms part of our formal MAFACT program – the primary operational assessment audit tool used to support our World Class Manufacturing initiative.

The MAFACT program establishes minimum standards for achieving operational efficiencies, and allows Divisions to benchmark their activities against other Divisions in Magna. In order to achieve a baseline MAFACT Energy efficiency ranking, the Division must establish structured energy teams which include the Division general manager or assistant general manager and key functional personnel within the Division, and also demonstrate that such teams meet at least monthly. In order to achieve a higher ranking, Divisions must demonstrate progressive actions including evidence that the Division has implemented at least two energy reduction initiatives.

The activities of the Division energy teams are also supported at the corporate level, including through: training courses designed to promote strategies for reduced energy use; regular communication through newsletters; an internal energy savings collaboration site which allows

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Divisions to view implemented projects, associated costs and savings and implementation recommendations; and energy “champions” who identify and promote energy reduction initiatives.

Some of the incremental changes made by our Divisions to their facilities and processes to reduce our energy consumption and improve energy efficiency include:

●	specific equipment start-up/shut-down/idling procedures to achieve energy-savings during production downtimes;
●	compressed air leak identification and repair initiatives;
●	use of ceiling fans to blend air temperatures and prevent heat over-delivery;
●	computer-controlled utility and HVAC systems to allow for improved performance and energy reduction;
●	monitoring of electrical panel efficiency;
●	door upgrades to reduce heat loss;
●	high efficiency chiller and compressor upgrades;
●	integration of air economizers and heat recovery units into HVAC systems;
●	software-managed and occupancy-sensor-controlled lighting and energy efficient lighting retrofits;
●	use of solar panels at certain facilities;
●	recovery of waste heat from certain processes for use in other areas;
●	installation of variable frequency drives on motors and pumps; and
●	participation in energy savings and incentives programs offered by utilities providers in many jurisdictions in which we operate.

We received an Energy into Action Innovation Award in the Best Industrial Customer (1 MW+) category at the 2018 Energy into Action Conference in Ontario. This award was presented to us for achieving over 3.6 million kWh in electricity savings through projects that improved our lighting, compressed air systems, chillers and other equipment.

Water Consumption

We collect global water use data to: understand the volume of water used in our business; identify facilities with high water use; benchmarking of water use at comparable facilities; and identification of water reduction opportunities. Some of our Divisions have undertaken initiatives to reduce water usage, such as use of recycled water in the manufacturing process. In water stressed regions, such as Mexico, some of our facilities are also implementing water reduction and re-use activities, including the use of treated wastewater for irrigation of green areas on site.

Waste Reduction and Recycling

Waste reduction and scrap elimination are important considerations in our manufacturing activities, including as part of our efforts to achieve World Class Manufacturing objectives in our facilities globally. One example of our waste reduction efforts is our “packaging and packing” initiative. This initiative aims to replace disposable packaging with reusable packaging for our parts, as well as redesign product packaging to more efficiently use space when transporting products to our customers, thus reducing the number of trips needed. Another example is our “Get Rid of Waste” program (“G.R.O.W.”), which allows employees to submit waste reduction suggestions at prominently placed computer kiosks. The program is aimed at saving money and eliminating wasted time, effort, inventory and cost.

Magna International Inc.	49

FAIRNESS AND CONCERN FOR EMPLOYEES

Our Commitment to Our Employees

We are committed to an operating philosophy based on fairness and concern for people. This philosophy is part of our “Fair Enterprise” culture in which employees and management share the responsibility to help ensure our success. Our Employee’s Charter, a foundational document in our business, sets out this philosophy through the following principles:

● Job Security – Being competitive by making a better product for a better price is the best way to enhance job security. We are committed to working together with our employees to help protect their job security, including through job counselling, training and employee assistance programs to our employees;

● A Safe and Healthful Workplace – We strive to provide our employees with a working environment that is safe and healthful;

● Fair Treatment – We offer equal opportunities based on an individual’s qualifications and performance, free from discrimination or favouritism;

● Competitive Wages and Benefits – We provide our employees with information which enables them to compare their total compensation, including wages and benefits, with those earned by employees of direct competitors and local companies with which an employee’s Division competes for labour. If total compensation is not competitive, it will be adjusted;

●

Employee Equity and Profit Participation – We believe that our employees should share in our financial success. Accordingly, 10% of our qualifying annual pre-tax profits before profit sharing are shared among participating employees in the form of cash and Magna equity, helping to create an “owner’s mindset” among employees and aligning them with shareholders;

●

Communication and Information – Through regular monthly meetings between management and employees, continuous improvement meetings and through various publications and videos, we keep our employees informed on company and industry developments. We also conduct employee opinion surveys to help ensure employee involvement and feedback; and

●

Magna Hotline – Should any of our employees have a problem, or feel the foregoing principles are not being met, we encourage them to contact our confidential and anonymous employee hotline to register their complaints (“Magna Hotline”). We are committed to investigating and resolving all concerns or complaints received through the Magna Hotline and must report the outcome of all HR-related submissions to our Global Human Resources Department. As part of the Magna Hotline, we also maintain a confidential and anonymous whistle-blower hotline for employees and other stakeholders that is overseen by our Audit Committee. See “Appendix – Sustainability Report 2018 – Corporate Ethics and Compliance” for further details.

We recently adopted a Global Labour Standards Policy, which codifies our existing practices consistent with our Fair Enterprise culture and provides a framework for our commitment to fundamental human rights and international labour relations. In particular, the Global Labour Standards Policy sets out key commitments with regard to:

●	maintaining respectful work environments where our employees feel safe and welcome, with opportunities for personal and professional growth;
●	refusing to tolerate harassment of any kind, including physical, sexual, psychological or verbal abuse;
●

treating and compensating employees without discrimination based on race, nationality or social origin, colour, sex, religion, gender identity, disability, sexual orientation, or any other ground protected by applicable law in the way we treat, promote, or compensate employees;

●	condemning child labour;
●	rejecting forced or compulsory labour;
●	maintaining safe and healthy workplaces;
●	providing employees with appropriate rest and leisure time; and
●	respecting the right of employees to associate freely and to bargain collectively where permitted by local laws and regulations.

Leadership Development and Succession Program

A key element to the success of our business remains our ability to attract, retain and develop skilled personnel to match the pace of our global growth. We have implemented and continue to enhance our Leadership Development and Succession program to help identify, train and develop future leaders with the skills and expertise needed to manage a complex, global business. See “Section 4 – Our Business & Strategy – Our Business Strategy – Talent” for a more detailed discussion of our talent management priorities.

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Respecting Employee Rights

We are committed to providing working conditions and standards that promote dignified and respectful treatment of all of our employees, globally, which are set out in our Global Labour Standards Policy and our Code of Conduct and Ethics (“Code”).

Our Global Labour Standards Policy also articulate that we respect the rights of workers to associate freely and have freedom of choice to decide whether or not they wish to be represented by labour unions or workers’ councils in accordance with applicable laws. Employees at: four of our Canadian Divisions are covered by national collective agreements between Magna and Unifor; seven of our Divisions in the United States are represented by the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America (UAW); a number of our Divisions in Mexico and the United Kingdom are currently covered by collective bargaining agreements with various unions in these jurisdictions; and a number of our Divisions in continental Europe are covered by national industry-wide agreements relating to compensation and employment conditions and are also members of in-house employees’ associations, works councils and/or trade unions.

Fairness Committees and Employee Advocates

In furtherance of our commitment to fairness, as demonstrated in our Employee’s Charter, we have established Fairness Committees in most of our North American and European manufacturing facilities and in many of our manufacturing facilities in India and China. These Fairness Committees enable employees at such facilities to have many of their concerns resolved by a committee comprised of both management and employees. Most of our North American manufacturing facilities also have an Employee Advocate who works with our employees and management to help ensure that any concerns that arise in the workplace are addressed quickly and in accordance with our Employee’s Charter, Global Labour Standards Policy and Operational Principles.

Diversity and Inclusion

At Magna, our employees are critical stakeholders in our business. We strive to attract a variety of different people to provide us with diverse perspectives and capabilities. Diversity is important to us and we continually strive to create an inclusive work environment at Magna. We believe the principle of fair treatment in our Employee’s Charter – one which we reinforce through employee meetings, training and communications – has been a key element in fostering diversity at Magna. Any employee who believes that we are not living up to any of the principles of the Employee’s Charter, including the principle of fair treatment, can raise their concern through the Magna Hotline, Fairness Committees or Employee Advocates, as well as our ‘Open Door Process’, which encourages employees to speak with anyone at Magna who can be of assistance, without fear of retaliation.

We abide by all applicable labour and employment laws, including those prohibiting discrimination and harassment and those providing for reasonable accommodation of differences. We are committed to providing equal employment and career advancement opportunities for everyone, without discrimination based on sex, race, ethnic background, religion, disability or any other personal characteristic protected by law.

Gender Diversity

We promote and embed gender and cultural diversity through our talent attraction and management processes. Additionally, by working with diversity and inclusion thought leaders, associations and non-profit organizations dedicated to mentoring and advancing career development and inclusiveness for women, we continue to build our capabilities in this area. We have built strategic partnerships with the Women’s Executive Network, Catalyst, Inc., Inforum and several academic and governmental organizations dedicated to raising the profile of women in the automotive industry. In recent years, we have also sponsored several diverse student teams globally to support the development of the next generation of talent in Science, Technology, Engineering and Mathematics (STEM), including programs that engage and encourage young women to enter STEM as a career.

Currently, 5% of our senior corporate and Operating Group leaders are female. Recognizing that this level of gender representation is not sufficient, we established a Diversity & Inclusion Council with senior functional and business leaders globally, sponsored by our CEO. The Council, which meets on a quarterly basis to provide guidance to the business and focus on key diversity objectives, has adopted a council Charter that outlines a commitment to advance diversity and inclusion across Magna.

Occupational Health and Safety

Health and Safety Standards and Compliance

Our commitment to providing a safe and healthful work environment is fulfilled through a regular program of health and safety audits and inspections of our global facilities, covering health, safety, industrial-hygiene, industrial ergonomics and emergency preparedness policies and action plans. Audits are designed to address documentation requirements, while inspections assess physical hazards. Audits and inspections are conducted on-site and followed with a report requiring the facility to develop an action plan to address deficiencies or best practices which is reviewed by senior Operating Group management quarterly.

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The compliance program incorporates international and regional standards, including: ISO 45001, Canadian Standards Association (CSA), American National Standards Institute (ANSI), Conformité Européenne (CE), as well as country-specific standards. Audits and inspections are conducted by specialists with knowledge of Magna’s standards and country-specific requirements. Legislative changes, accident trends and changes to industry standards are incorporated into the program as part of the annual review of the program and updates of audit requirements conducted every three years. The key elements of the program are detailed below:

Audit	Inspection

Risk Assessment & Action Plan

●

Each action item identified in an audit or inspection is assigned a risk score, and the risk scores of all action items are combined to establish an overall health and safety performance rating for the Division

●	The Division is provided with a report containing recommendations which are prioritized based on the level of risk identified in the risk assessment
●	The Division is required to develop a corrective action plan to reduce/eliminate the identified risk

Management Oversight, Performance Tracking & Reporting

●

Magna’s Health and Safety Department provides ongoing assistance to Division personnel in resolving action plan items and also reviews and approves action items that have been submitted for closure from Divisions

●	Audit/Inspection findings are also communicated to our Operating Groups in order to enhance oversight and Group management commitment to resolving action items
●	A performance review takes place with Operating Group global and regional personnel on a quarterly basis
●	An escalation process is in place to deal with action items that are not being resolved on a timely basis, with additional health and safety risk awareness training provided to the relevant Division

Magna’s Health and Safety Department presents updates on health and safety compliance to the CGCNC.

Our Health and Safety Department holds regular conferences with representatives of our manufacturing facilities to reinforce our commitment to providing a safe and healthful work environment and share best practices with respect to occupational health and safety. To the extent an employee believes we have not fulfilled our promise to provide a safe and healthful working environment, he or she has numerous avenues to elevate the concern, including the Magna Hotline.

Ergonomics Program

A key program for supporting employee well-being is our ergonomics program which aims to reduce the risk of musculoskeletal injuries. Managed by each Division’s ergonomic committee and with the support and guidance of corporate ergonomists, the program regularly evaluates Division performance against a set of established criteria.

CORPORATE ETHICS AND COMPLIANCE

Our Commitment to Ethics and Legal Compliance

Code

We are committed to conducting business in a legal and ethical manner globally. Our Chief Executive Officer, Executive Management, and our Operating Group management, have communicated and consistently reinforced our clear and unequivocal compliance expectations through all levels of our organization. Our Code, which applies equally to all of our directors, executive officers and employees, articulates our compliance-oriented values and our expectations generally. It also establishes our standards of conduct in a number of specific areas, including:

●	employment practices and employee rights;
●	respect for human rights;
●	compliance with law, generally;
●	conducting business with integrity, fairness and respect;
●	fair dealing, including prohibition on giving or receiving bribes;
●	accurate financial reporting;
●	standards of conduct for senior financial officers;

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●	prohibition on insider trading and derivative monetization transactions;
●	timely public disclosure of material information;
●	compliance with antitrust and competition laws;
●	environmental responsibility;
●	occupational health and safety;
●	management of conflicts of interest;
●	protection of employees’ confidential information; and
●	compliance with our corporate policies.

The Code is disclosed on the corporate governance section of our website (www.magna.com) and posted on our employee intranet in 25 different languages. The Code is reviewed regularly and proposed amendments must be approved by our Board. We have also supplemented the requirements of the Code through the adoption of policies covering: bribery and improper payments; tooling practices; gifts and entertainment; anti-retaliation; careful communication; conflicts of interest and antitrust and competition.

Ethics and Legal Compliance Program

In order to help our employees understand the values, standards and principles underlying our Code, we have implemented an ethics and legal compliance program (“ELC Program”), which is overseen by the Audit Committee, and includes both live and online training. We have also developed specialized compliance training modules which target specific functional audiences and high-risk regions. In addition to providing training on legal compliance and ethics topics generally, these specialized programs are designed to be interactive and incorporate real-life scenarios and exercises, which we believe amplifies our compliance expectations and resonates more powerfully with participants.

Our ELC Program aims to assist employees in understanding the values, standards and principles underlying the Code, as well as the application of such values, standards and principles to real-life situations. The global implementation of the program is supervised by the Magna Compliance Council, a body that includes key corporate officers representing our finance, legal, human resources, operations, internal audit, sales and marketing and ethics & compliance functions. The Compliance Council is tasked with, among other things, providing overall direction for our compliance program, approving key initiatives and ensuring that the required elements of our compliance program are being carried out globally by our cross-functional Operating Group Compliance Committees. These Operating Group Compliance Committees are supported by cross-functional regional Compliance Committees.

Magna Hotline

As part of the Magna Hotline, we maintain a confidential and anonymous whistle-blower hotline which is overseen by our Audit Committee. The hotline is available for employees and other stakeholders such as customers and suppliers to make submissions by phone or online at any time in over 25 languages. Submissions are received and tracked by an independent third party service provider. Reports to the Hotline are reviewed by our Internal Audit Department and, when appropriate, an investigation is conducted. Non-HR-related submissions to the Hotline are investigated by Magna’s Internal Audit Department, Corporate Security Department, In-House Legal Department or external counsel (where applicable). Our Investigations Oversight Committee, a sub-committee of the Compliance Council, reviews such investigations on a quarterly basis to ensure consistency of discipline. The Audit Committee receives quarterly presentations regarding Hotline activity and details of fraud, financial reporting and other non-HR-related submissions are discussed by the Vice-President, Internal Audit with the Audit Committee.

The process for investigating and resolving HR-related submissions received through the Magna Hotline is discussed in greater detail in “Appendix – Sustainability Report 2018 – Fairness and Concern for Employees”.

Data and Cybersecurity/Privacy

Enterprise Cybersecurity

Our enterprise cybersecurity strategy has been designed by our Information Security, Risk and Compliance Department (“ISRC”) which ultimately reports to our Chief Financial Officer. The strategy was designed using guiding principles from our Code and enterprise risk considerations and aligns with industry standards including the National Institute of Standards and Technology, relevant ISO standards, and applicable customer requirements. Our Audit Committee has risk oversight responsibility for our enterprise IT/information security systems and cybersecurity program and receives periodic reports regarding the program at quarterly meetings.

We execute our cybersecurity initiatives, driven by three key considerations: Prevent – being better able to fend off external attacks including ransomware and malware; Detect – having 24 × 7 monitoring of all information traffic for anomalies; Respond and recover – our Security Operations Center has appropriate incident response plans/processes and the necessary resources and expertise to respond to detected threats and work with IT operations to recover as quickly as possible. We are committed to ensuring that we fulfill the cybersecurity requirements of our customers. In addition, we ensure that we comply with all emerging governmental rules and regulations regarding cybersecurity or privacy regulations (such as GDPR as detailed below), which directly affect cybersecurity requirements. Our selection

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process for third party (e.g. Cloud-based) services includes a due diligence approach that ensures that such services are evaluated and aligned with our overall approach to cybersecurity.

We regularly evaluate and adjust our information security management system implementation strategy based on risk assessments, continuous monitoring and periodic independent cybersecurity maturity evaluations. This enables the ISRC to identify and prioritize responses to residual risk arising from changes to our business or the ever-changing threat landscape. Magna has developed and implemented centralized enterprise cybersecurity policies, compliance measures and training and awareness programs designed to ensure that our cybersecurity strategy is executed to minimize our exposure.

Governance of cybersecurity over our shared global telecommunications and computer infrastructure is centralized under the ISRC. ISRC has an understanding of the critical IT systems across the entire IT platform which facilitates identification of our risk exposures and the implementation of appropriate security controls. We have processes in place to ensure that our IT systems receive appropriate upgrades, including patching and other required remediation, in a timely manner.

Product-Embedded and Solution Software Cybersecurity

In addition to the above centralized initiatives, our decentralized operating model assigns cybersecurity accountability to our Divisions and Operating Groups with respect to manufacturing facility IT systems and risk/security issues inherent in production operations and products. However, the ISRC provides our Divisions and Operating Groups with a toolkit to help them assess their cybersecurity risk and maturity. From this assessment, our Divisions and Operating Groups are then able to determine the solutions and cybersecurity software that may be required.

Privacy

Magna is committed to preserving the privacy of our stakeholders in accordance with applicable law. Our Code articulates our approach to the privacy of our employees and protection of their personal information. We only collect, use and disclose personal information for legitimate business or employment purposes or if required by law or with an individual’s consent. In addition, like any other asset, confidential information, which includes trade secrets and proprietary information is a valuable part of our business and we aim to safeguard it.

In addition to our general privacy and confidentiality commitments, our European Data Privacy Policy (the “EU Privacy Policy”) contributes to ensuring compliance with the newly adopted EU General Data Protection Regulation (“GDPR”). The EU Privacy Policy sets out data protection principles, responsibilities of data controllers and processors, circumstances under which personal data can be transferred, rights of data subjects and actions that must be taken in case of data breach. Furthermore, a training program has been implemented to address data privacy awareness to all EU employees and those employees outside of the EU who are handling personal data of EU residents. Finally, those employees across our organization responsible for handing privacy requests by EU data subjects or for addressing data breaches have been provided with the tailored training and resources to carry out such responsibilities. The EU Privacy Policy is accompanied by a variety of formal and comprehensive procedures, developed and overseen by our Compliance Council.

SUPPLY CHAIN RESPONSIBILITY

Our Expectations of Our Suppliers

We have introduced a Supplier Code of Conduct and Ethics (“Supplier Code”) which outlines the principles we apply internally at Magna through our Code, as well as expectations we have for every company that supplies goods or services to Magna, relating to, among other things:

●

ethical business conduct, such as compliance with antitrust/competition, anti-corruption/bribery and export controls laws; conflict minerals reporting; avoidance and reporting of conflicts of interest; and protection of Magna intellectual property and confidential information;

●	employee rights, including those rights set out in our Employee’s Charter, Global Working Conditions and Global Labour Standards Policy; and
●	environmental responsibility and compliance.

The Supplier Code forms an integral part of our overall contractual relationship with our suppliers. We expect the standards set out in the Supplier Code to be met by our suppliers, even in jurisdictions where meeting such standards may not be considered part of the usual business culture and a failure to do so can result in the termination by Magna of the supply relationship. The full text of our Supplier Code is available on our website (www.magna.com).

We continue to support and participate in industry efforts to develop common standards relating to business ethics, environmental standards, working conditions and employee rights. We will continue to engage with our suppliers to raise awareness of the importance of sustainability in our supply chain.

Global Working Conditions in our Supply Chain

We expect that our supply chain will adhere to our Global Working Conditions and our Supplier Code, which prohibit the use of child, underage, slave or forced labour. Our Global Working Conditions are an integral part of our supplier package that emphasize the importance of maintaining global working conditions and standards that result in dignified and respectful treatment of all employees within all our global operating locations, as well as those of our supply chain. A failure by any of our suppliers to comply with its terms can result in the termination by Magna of the supply relationship.

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Supply Chain Management

General

Magna’s supply chain management group focuses on a number of elements that we believe are integral to world class supply chain management, such as: common global key performance indicators (KPIs); specific roles and responsibilities; processes and standards; global training; and risk management.

The global KPIs we use are focused on purchasing savings, supplier ratings, supplier quality measurements and supplier diversity. All four of these KPIs are standardized globally. We also maintain a strong financial and commercial risk management process focused on supplier quality and financial risk. We use cross-functional sourcing teams to help ensure compliance with our internal standards when we place new business within our supply base. In order to promote awareness of the key elements of our supply chain risk management program, including the requirements in our Supplier Code, we provide a four-module global training program on an ongoing basis to over 1000 internal purchasing employees.

We continue to increase digitization of our supply chain management, including focusing on spend analytics and online transportation risk tracking, as well as electronic tagging and tracing of certain assets.

Supplier Reviews

From a risk management standpoint, we aim to review all new production suppliers in order to assess their overall quality and financial health. During any assessment, we also consider the presence and effectiveness of any internal policies and programs that suppliers have in place to address issues concerning the environment, health and safety, human rights, social responsibility, business ethics and compliance. Furthermore, we use our Supplier Scorecard to provide ongoing monitoring and assessment of suppliers that we have contracted with. Among other criteria, our Supplier Scorecard tracks whether suppliers have certain industry-recognized environmental and health and safety certifications, such as ISO 14001 and ISO 18001. No suppliers were terminated in 2018 as a result of a violation of working conditions or human rights.

Phytosanitation Program

We maintain a phytosanitation program aimed at preventing the introduction and spread of plant diseases (i.e., pests and mold) through the cross-border import/export process. Our phytosanitation policy which applies to suppliers and shippers aligns with the International Plant Protection Convention (IPPC) standard for treatment of wood packaging material (e.g., wooden pallets), and includes the requirements of ISPM-15 (International Standards for Phytosanitary Measures).

Our phytosanitation program includes training sessions for internal employees and suppliers, as well as reviews aimed at confirming compliance with our policy.

Supplier Diversity

To support the supplier diversity efforts which form part of our supply chain management program, we participate as a corporate member of several industry-recognized suppler diversity organizations, including the Michigan Minority Supplier Development Council (MMSDC), Great Lakes Women’s Business Council (GL-WBC) and the Canadian Aboriginal and Minority Supplier Council (CAMSC). We are also involved with a number of supplier diversity advocacy events, conferences, and procurement fairs, including several organized by our OEM customers, such as GM Supplier Connections and FCA MatchMaker. We are proud to have received awards for our supplier diversity efforts from two of our customers, GM and Toyota in past years.

Conflict Minerals Reporting

Consistent with the approach taken by our customers, suppliers and other fellow members of the Automotive Industry Action Group with respect to “conflict minerals”, we are engaged in an annual process of determining whether any products which we make or buy contain such “conflict minerals”. Our latest conflict minerals report is available on our website www.magna.com and on the SEC’s EDGAR website (www.sec.gov/edgar). We continue to engage with our suppliers to increase awareness, and accuracy, of “conflict minerals” reporting requirements and, through our membership in the Responsible Minerals Initiative (RMI) (formerly the Conflict Free Sourcing Initiative), support continuing cross-industry efforts to identify and validate conflict-free smelters and refiners.

CONTRIBUTING TO COMMUNITIES IN WHICH WE OPERATE

Our Commitment to Our Communities and Society

Magna recognizes that sustainability goes beyond our processes and products and we believe it is important to give back to the communities in which we are based.

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Corporate Giving

We have a long history of supporting many global social and charitable causes, primarily in the communities around the world in which our employees live and work. In 2018, our Corporate, Operating Groups and Divisions made over 800 charitable donations and sponsorships around the world.

Most of our donations and sponsorships are focused on:

●	Employee and Community Health and Wellness;
●	Technical and Vocational Training/Education;
●	Refugee Aid;
●	Culture; and
●	Youth Sports.

In addition, Magna’s Employee Disaster Relief Fund provides financial assistance to eligible employees and their families in the event they are victims of a disaster. In 2018, the program helped 35 employees in China, Czech Republic, Italy, Mexico, Poland, Serbia and the United States.

Magna In Action

We encourage and support our employees who devote their time, energy and passion to making a positive contribution to their workplace and communities through direct giving, special events, fundraising and volunteer work.

In order to further support and enhance employee fundraising efforts, we maintain a Magna Matching Program, which matches donations by Magna employees to qualified, non-profit initiatives, up to specified amounts. Since the beginning of the program in 2017, Magna has matched the funds raised by Magna employees in more than 100 projects globally, including Magna employees’ participation with World Vision’s Global 6K for Water to help set up new clean water sources in Africa, India and Haiti. Each year, more than 2,000 of our employees from 13 different countries support this one-day, worldwide event that unites thousands of people who run and walk to help bring clean water to those in need. In 2017 and 2018, our employees raised more than $375,000 as part of the Global 6K for Water event, which was matched under the Magna Matching Program for a total of $750,000.

We are also a leading sponsor and supporter of For Inspiration and Recognition of Science and Technology (“FIRST”), an international youth organization which supports students with an interest in engineering and technology fields. FIRST organizes mentor-based programs that help participants build science, engineering and technology skills while also fostering self-confidence, communication skills and leadership. For more than a decade, Magna has volunteered with, provided mentorship to and led various FIRST teams and programs, including its robotics competition, that have engaged thousands of students globally.

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MAGNA INTERNATIONAL INC. 337 Magna Drive Aurora, Ontario Canada L4G 7K1 +1 905 726 2462 magna.com CONNECT WITH MAGNA

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